EXHIBIT 99.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

FONTAINEBLEAU LAS VEGAS HOLDINGS, LLC,

FONTAINEBLEAU LAS VEGAS, LLC,

FONTAINEBLEAU LAS VEGAS CAPITAL CORP.,

FONTAINEBLEAU LAS VEGAS RETAIL PARENT, LLC,

FONTAINEBLEAU LAS VEGAS RETAIL MEZZANINE, LLC and

FONTAINEBLEAU LAS VEGAS RETAIL, LLC

AS SELLERS

- and -

NEVADA GAMING VENTURES, INC.

AS PURCHASER

Dated as of November 16, 2009

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of November 16, 2009, by and among FONTAINEBLEAU LAS VEGAS HOLDINGS, LLC, a Nevada limited liability company (“Resort Holdings”), FONTAINEBLEAU LAS VEGAS, LLC, a Nevada limited liability company (“Resort”), FONTAINEBLEAU LAS VEGAS CAPITAL CORP., a Delaware corporation (“Resort Capital” and, together with Resort Holdings and Resort, the “Resort Sellers”), FONTAINEBLEAU LAS VEGAS RETAIL PARENT, LLC, a Delaware limited liability company (“Retail Holdings”), FONTAINEBLEAU LAS VEGAS RETAIL MEZZANINE, LLC, a Delaware limited liability company (“Retail Mezzanine”), FONTAINEBLEAU LAS VEGAS RETAIL, LLC, a Delaware limited liability company (“Retail” and, together with Retail Holdings and Retail Mezzanine, the “Retail Sellers” and, together with the Resort Sellers, the “Sellers”) and NEVADA GAMING VENTURES, INC., a Nevada corporation (“Purchaser”) (collectively, the “Parties”).

RECITALS:

A.            Resort owns a fee interest in the Owned Real Property (as defined below); Retail owns the Retail Real Property (as defined below); and the Sellers, prior to June 9, 2009, were developing a proposed hotel, casino and entertainment resort at the Real Property (as defined below) (the “Project”).

B.            On June 9, 2009, the Resort Sellers commenced cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing voluntary petitions for relief with the United States Bankruptcy Court for the Southern District of Florida (such court, and any successor United States Bankruptcy Court presiding over any one or more of the Seller Chapter 11 Cases (as defined below), the “Bankruptcy Court”); and on or prior to the date that is seven Business Days (as defined below) after the DIP Closing Date (as defined below), the Retail Sellers shall commence cases under chapter 11 of the Bankruptcy Code by filing voluntary petitions for relief with the Bankruptcy Court (the chapter 11 cases of the Sellers, collectively, the “Seller Chapter 11 Cases”).

C.            Concurrently with the entry of the Sale Procedures Order (as defined below), a debtor-in-possession credit agreement in the form attached as Exhibit C, by and among the Resort Sellers and Purchaser, as Administrative Agent, pursuant to which the DIP Facility Lenders (as defined below) will provide a secured super-priority debtor-in-possession revolving loan facility to Resort in an aggregate principal amount up to $51,503,734 (the “DIP Facility Amount”), shall have been entered into and become effective (the “DIP Facility”).

D.            The Sellers desire to sell to the Purchaser the Purchased Assets (as defined below) and have the Purchaser assume the Assumed Liabilities (as defined below), and the Purchaser desires to purchase from the Sellers the Purchased Assets and assume from the Sellers the Assumed Liabilities, in each case upon the terms and subject to the conditions contained in this Agreement, including obtaining an order of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code authorizing the Transaction (as defined below).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Recitals.  The recitals set forth above are incorporated by reference and are expressly made part of this Agreement.

Section 1.2            Definitions.  The following definitions shall apply to and constitute part of this Agreement, the Disclosure Letter and all Exhibits attached hereto:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Assets” shall have the meaning set forth in Section 4.1(u).

“Affiliate Intellectual Property” shall have the meaning set forth in Schedule 4.1(u) of the Disclosure Letter.

“Agreed Budget” shall have the meaning set forth in the DIP Facility.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation Schedule” shall have the meaning set forth in Section 7.4(b).

“Applicable Laws” shall mean all statutes, laws (including common law), regulations, rules, ordinances, codes and other requirements of any Governmental Authority, including any Orders.

“Assignment and Assumption Agreement” shall mean an agreement providing for the assignment by the Sellers to the Purchaser of the Sellers’ right, title and interest in and to the Purchased Assets, including the Assumed Contracts and Assumed Leases, and the assumption by the Purchaser from the Sellers of the Assumed Liabilities, such agreement to be in form and substance reasonably satisfactory to the Parties.

“Assumed Contracts” shall mean, collectively, the Contracts set forth in Schedule 1.2(a) of the Disclosure Letter (but excluding the Eliminated Agreements), which Contracts shall be assumed by the Sellers and assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code, the Sale Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement.

“Assumed Leases” shall mean, collectively, the Leases set forth in Schedule 1.2(b) of the Disclosure Letter (but excluding the Eliminated Agreements), which Leases shall be assumed by the Sellers and assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code, the Sale Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.6(a).

“Auction” shall have the meaning set forth in the Sale Procedures Order.

“Auction Deposit” shall mean the “Deposit” (as defined in the Bidding Procedures).

“Auditor” shall have the meaning set forth in Section 2.10(d).

“Auditor’s Statement” shall have the meaning set forth in Section 2.10(d).

“Bankruptcy Code” shall have the meaning set forth in the recitals.

“Bankruptcy Court” shall have the meaning set forth in the recitals.

“Bidding Procedures” shall have the meaning set forth in the Sale Procedures Order.

“Books and Records” shall mean all documents used by the Sellers in connection with, or relating to, the Purchased Assets, the Assumed Liabilities or the Project, including all files, data, reports, plans, mailing lists, supplier lists, price lists, marketing information and procedures, advertising and promotional materials, Equipment maintenance records, warranty information, records of operations, standard forms of documents, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media-storage data containing such information).

“Break-Up Fee” shall mean an amount in cash equal to 3.0% of the sum of (x) $50,000,000 and (y) the aggregate amount of Obligations at the time of a termination of this Agreement described in Section 8.3(a).

“Business Day” shall mean any day other than a Saturday, Sunday, any other day on which commercial banks in New York City, New York are authorized or obligated to close under Applicable Laws or, for purposes of any provision of this Agreement requiring the filing of papers with the Bankruptcy Court or the entry of an Order by the Bankruptcy Court no later than a specified day, any other day on which the Bankruptcy Court is closed.

“Claims” shall mean claims, suits, proceedings, causes of action, Liabilities, losses, damages, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever.

“Closing” shall have the meaning set forth in Section 7.1.

“Closing Cash Payment” shall mean an amount equal to (i) $50,000,000, less (ii) the Cure Costs, provided that the Closing Cash Payment shall not be reduced pursuant to this clause (ii) by an amount in excess of $1,000,000, less (iii) the amount, if any, by which (A) the Remediation Amount exceeds (B) $2,000,000, provided that, subject to Section 2.5(b), the Closing Cash Payment shall not be reduced pursuant to this clause (iii) by an amount in excess of $10,000,000, less (iv) an amount equal to 50% of the Transfer Costs, less (v) the Auction Deposit, plus (vi) an amount equal to the amount of any cash that the Sellers have used to prepay any “Loans” (as defined in the DIP Facility) pursuant to Section 2.07 of the DIP Facility, provided that (A) such cash constitutes proceeds in respect of an Excluded Asset and (B) the Sellers have notified the Purchaser in writing on or prior to the date of such prepayment that such cash constitutes proceeds in respect of an Excluded Asset, plus (vii) in the event that the Sellers repay all of the Obligations and terminate all Commitments in connection with the entry into a Replacement DIP Facility, an amount equal to (A) the DIP Facility Amount, less (B) the amount, if any, by which (1) the amount that was contemplated to be spent on Stabilization pursuant the Stabilization Plan from and after such repayment exceeds (2) the amount contemplated to be spent on Stabilization pursuant to such Replacement DIP Facility from and after such repayment.

“Closing Date” shall have the meaning set forth in Section 7.1.

“Closing Documents” shall mean any agreements, instruments and other documents to be delivered at the Closing pursuant to Section 7.2 or Section 7.3.

“Closing-Related Consideration” shall mean the (i) the Auction Deposit, (ii) Closing Cash Payment, (iii) the release of the Sellers from the Obligations pursuant to Section 2.4(b)(iii) and (iv) the Post-Closing Remediation True-Up.

“COBRA” shall mean the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code (and any predecessor or successor provisions, including Section 162(k) of the Code) and Sections 601 through 608 of ERISA, and any amendments thereto and successor provisions thereof, including any regulations promulgated under the applicable provisions of the IRC and ERISA, and any comparable provisions under Applicable Laws.

“COBRA Beneficiaries” shall have the meaning set forth in Section 5.9(c).

“Commitments” shall have the meaning set forth in the DIP Facility.

“Competing Transaction” shall mean any financing, refinancing, acquisition, divestiture, public offering, recapitalization, business combination or reorganization, whether in one transaction or a series of related transactions, of or involving (x) all or a material part of the Purchased Resort Assets or (y) all or a material part of the Purchased Retail Assets, in the case of either clause (x) or (y) other than any such transaction or series of related transactions with the Purchaser or an Affiliate thereof.

“Completion Amount” shall have the meaning set forth in Section 2.10(c).

“Completion Amount Statement” shall have the meaning set forth in Section 2.10(c).

“Completion Cost Projection Date” shall have the meaning set forth in Section 2.10(a).

“Completion Cost Projections” shall have the meaning set forth in Section 2.10(b).

“Completion Costs” shall mean all costs, fees and expenses, including allocated overhead, incurred by or on behalf of the Purchaser or its Affiliates on or before the Measurement Date or the Third-Party Sale Date, as applicable (or that are committed on or before the Measurement Date or the Third-Party Sale Date, as applicable, to be incurred by or on behalf of such Persons), including such costs incurred before the date of this Agreement, in connection with the completion or development of any portion of the Project, including (i) all costs, fees and expenses incurred in connection with the design, construction, inspection, remediation (environmental or otherwise), financing (including interest expense), advertising, promotion, pre-opening or opening of any portion of the Project, and (ii) (x) all costs, fees and expenses incurred in connection with the Transaction (including, for the avoidance of doubt, Taxes incurred in connection with the Transaction), including costs, fees and expenses of Representatives in connection with the due diligence, analysis, drafting, negotiation, prosecution, defense or implementation of the Transaction or the Transaction Documents, as well as the Closing-Related Consideration and (y) in the event of a Third-Party Sale, all costs, fees and expenses incurred in connection with the Third-Party Sale (including, for the avoidance of doubt, Taxes incurred in connection with the Third-Party Sale), including costs, fees and expenses of Representatives in connection with the due diligence, analysis, drafting, negotiation, prosecution, defense or implementation of the Third-Party Sale or the transaction documents executed in connection with the Third-Party Sale.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of June 30, 2009, by and between Penn Ventures, LLC and Fontainebleau Resorts, LLC.

“Consent” shall mean any consent, approval, waiver, grant, exemption, license, entitlement, suitability determination, franchise, development right, certificate, variance, registration, permit, order or other authorization of any Person.

“Contingent Payment” shall mean the amount, if any, payable pursuant to Section 2.10(e)(i) or (ii), as applicable.

“Contracts” shall mean any contracts, agreements, licenses and leases (other than the Leases) entered into by any Seller (whether oral or written) affecting or related to any of the Purchased Assets, the Assumed Liabilities or the Project or by which any Seller is bound.

“COREA” shall mean that certain Construction, Operation and Reciprocal Easement Agreement, dated as of June 6, 2007, by and among Resort, Old Resort II and Retail.

“Cure Costs” shall have the meaning set forth in Section 2.8(a).

“Data Room” shall mean that certain “Fontainebleau” virtual data room assembled by the Sellers, operated by RR Donnelly and made accessible to the Purchaser and its Representatives.

“Deed” shall mean a customary special warranty deed in form and substance reasonably satisfactory to the Purchaser.

“Deeds of Trust” shall mean (a) those certain Deeds of Trust referenced in items 48 and 49 of Schedule B-2 of the Title Report and (b) that certain Deed of Trust among Retail, as Trustor, Lawyers Title of Nevada, Inc., as Trustee, and Lehman Brothers Holdings, Inc., as Beneficiary, dated as of June 6, 2007.

“Defect” shall mean any structural or other physical defect, damage or deterioration, whether latent or otherwise, and whether or not existing as of the date hereof, on or in the Real Property.

“Deposits” shall have the meaning set forth in Section 2.1(e).

“DIP Closing Date” shall mean the “Closing Date” (as defined in the DIP Facility).

“DIP Facility” shall have the meaning set forth in the recitals.

“DIP Facility Amount” shall have the meaning set forth in the recitals.

“DIP Facility Lenders” shall mean the “Secured Parties” (as defined in the DIP Facility).

“DIP Order” shall have the meaning set forth in the DIP Facility.

“Disclosure Letter” shall have the meaning set forth in the first sentence of Section 4.1.

“Dispute Notice” shall have the meaning set forth in Section 2.10(c).

“Disputed Costs” shall have the meaning set forth in Section 2.10(c).

“Disputed Remediation Costs” shall have the meaning set forth in Section 2.5(c).

“Eliminated Agreement” shall mean any Contract or Lease (a) for which the Bankruptcy Court establishes Cure Costs that the Purchaser is not willing to pay as contemplated by paragraph 17(e) of the Sale Procedures Order, (b) that the Bankruptcy Court determines cannot be assumed and assigned, provided that such Contract or Lease (i) is set forth in Part II of Schedule 1.2(a) or Part II of Schedule 1.2(b), respectively, of the Disclosure Letter and (ii) is not, individually or in the aggregate with all other Contracts and Leases described in this clause (b), material to Purchaser, (c) that is a Specified Retail Agreement (in the event the Sellers make the Section 2.2(b) Election) or (d) that is eliminated from Part II of Schedule 1.2(a) or Part II of Schedule 1.2(b), respectively, of the Disclosure Letter pursuant to Section 2.9.

“Employment Agreement” shall mean any contract, offer letter or other individual employment or similar agreement of any Seller with or addressed to any Seller Employee or other individual who is rendering or has rendered services to any Seller as an employee or consultant under which any Seller now has, or could at any time have, any Liability.

“Encumbrances” shall mean all mortgages, pledges, charges, liens, debentures, trust deeds, claims, assignments by way of security or otherwise, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in the Purchased Assets or any part thereof or interest therein, and any agreements, leases, licenses, occupancy agreements, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to the Purchased Assets or any part thereof or interest therein.

“Environmental Laws” shall mean all Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, water, surface water, groundwater, land surface, soil or subsurface) or natural resources, including Applicable Laws relating to the storage, transfer, transportation, investigation, cleanup, treatment, or use of, or release or threatened release into the environment of, any Hazardous Substances.

“Environmental Permits” shall mean all Permits issued pursuant to Environmental Laws.

“Environmental Reports” shall mean accurate and complete copies of the reports, studies, analyses, evaluations, assessments or monitoring data set forth in Schedule 4.1(l) of the Disclosure Letter.

“Equipment” shall mean all machinery, equipment, furniture, fixtures, furnishings, vehicles, spare parts, leasehold improvements, artwork, desks, chairs, tables, computer and computer-related hardware and firmware, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, maintenance equipment, tools, signs and signage, cleaning supplies in unopened cases or bulk containers or packages, food processing and preparation and washing equipment, racks, trays, buffet tables, flatware, serving ware, utensils, crockery, plates, cutlery and other similar items, uniforms, napkins, linens and other tangible personal property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the IRC or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Examiner” shall mean Jeffrey R. Truitt, as examiner, pursuant to the Order Appointing Examiner to Examine, Negotiate and Supervise § 363 Sale of Assets, entered by the Bankruptcy Court in the Seller Chapter 11 Cases of the Resort Sellers on October 14, 2009 (Docket No. 770).

“Excluded Agreements” shall mean, collectively, the Contracts and Leases set forth in Schedule 1.2(c) of the Disclosure Letter, the Eliminated Agreements, any other Contracts that are not Assumed Contracts, Specified Contracts or Specified Insurance Policies and any other Leases that are not Assumed Leases.

“Excluded Assets” shall have the meaning set forth in Section 2.2(a).

“Excluded Books and Records” shall have the meaning set forth in Section 2.2(a)(vi).

“Excluded Deposit Counterparty” shall have the meaning set forth in Section 2.2(c).

“Excluded Deposits” shall mean all Deposits set forth in Schedule 2.2(a)(viii) of the Disclosure Letter, including any Deposit to the extent added thereto pursuant to Section 2.2(d) or (e).

“Excluded Employees” shall mean all Seller Employees who do not become Transferred Employees.

“Excluded Intellectual Property” shall mean any Intellectual Property Rights of the Sellers under Excluded Agreements.

“Excluded Liabilities” shall have the meaning set forth in Section 2.7(a).

“Existing Credit Facility” shall have the meaning set forth in the DIP Facility.

“final, non-appealable” (including, with correlative meaning, the term “final and non-appealable”) shall mean, with respect to any Order or other action of a Governmental Authority, an Order or other action (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; and (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired.

“Final Completion Amount” shall mean the amount of the Completion Costs, as finally determined pursuant to Section 2.10.

“Final Remediation Amount” shall mean the amount of the Remediation Costs, as finally determined pursuant to Section 2.5.

“Final Remediation Determination Date” shall have the meaning set forth in Section 2.5(d).

“Final Remediation Purchase Price Adjustment” shall mean the Remediation Purchase Price Adjustment, if any, less the Post-Closing Remediation True-Up, if any.

“Finally Determined Cost Aggregate” shall have the meaning set forth in Section 2.10(d).

“Finally Determined Cost” shall have the meaning set forth in Section 2.10(d).

“Finally Determined Remediation Cost Aggregate” shall have the meaning set forth in Section 2.5(c).

“Finally Determined Remediation Cost” shall have the meaning set forth in Section 2.5(c).

“First Inspection” shall have the meaning set forth in Section 2.5(a).

“First Inspection Report” shall have the meaning set forth in Section 2.5(a).

“Fontainebleau Litigation” shall have the meaning set forth in Section 6.1(f).

“GBCI” shall mean the Green Building Certification Institute.

“Governmental Authority” shall mean any domestic, foreign, federal, state, provincial or local authority, legislative body, court, government, regulatory agency, self-regulatory organization (including any securities exchange), commission, board, arbitral or other tribunal, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” shall mean any material, substance or waste defined or characterized as hazardous, toxic, a pollutant or a contaminant under Environmental Laws, including asbestos or any substance containing asbestos, polychlorinated biphenyls, lead paint, petroleum or petroleum products (including crude oil and any fraction thereof), radon, and mold, fungus, and microbial matters.

“Hearing” shall mean the hearing to be held by the Bankruptcy Court to consider the Sale Order and the approval of the Transaction.

“Included Deposits” shall mean all Deposits set forth in Schedule 2.1(e)(i) of the Disclosure Letter, excluding any Deposit to the extent eliminated therefrom pursuant to Section 2.2(d) or (e).

“Inspections” shall have the meaning set forth in Section 2.5(a).

“Inspection Team” shall have the meaning set forth in Schedule 2.5 of the Disclosure Letter.

“Inspection Team Disputed Remediation Cost Calculation” shall have the meaning set forth in Section 2.5(c).

“Insurance Proceeds” shall have the meaning set forth in Section 2.1(l).

“Insured Amount” shall mean, with respect to any costs, fees or expenses, an amount equal to the amount of Insurance Proceeds (i) that are actually received by Sellers prior to the Closing from a third-party insurer, (ii) that a third-party insurer confirms in writing that such insurer is obligated to pay or (iii) that counsel reasonably satisfactory to the Purchaser and the Sellers concludes, in a written opinion addressed to Purchaser in form and substance reasonably satisfactory to Purchaser, that a third-party insurer is obligated to pay, in each case as compensation for such costs, fees or expenses.

“Intellectual Property Rights” shall mean all trade or brand names, business names, trade marks (including logos), trade mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, internet domain names, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blue prints, drawings and designs, formulae, processes, computer software (including source code, executable code, firmware, data, databases and technical documentation) and technical manuals and documentation used in connection therewith, advertising, marketing and promotional materials and other printed or written materials, technology and other intellectual property, together with all rights under licenses, registered user agreements, technology transfer agreements, other agreements or instruments relating to any of the foregoing, and goodwill associated with any of the foregoing.

“IRC” or “Code” shall mean the Internal Revenue Code of 1986, as amended.

“joint and several” (including, with correlative meaning, the term “jointly and severally”) shall mean (a) with respect to the Retail Sellers, the Retail Sellers shall solely be responsible, on a joint and several basis, for their pro-rata share (as such share is determined by the Bankruptcy Court) of any Liability of the Sellers pursuant to this Agreement; and (b) with respect to the Resort Sellers, the Resort Sellers shall solely be responsible, on a joint and several basis, for their pro-rata share (as such share is determined by the Bankruptcy Court) of any Liability of the Sellers pursuant to this Agreement (it being specified, for the avoidance of doubt, that the sum of the pro-rata shares of the Retail Sellers and the Resort Sellers shall equal 100%).

“Knowledge” shall mean, with respect to the Sellers, the actual knowledge (without any duty of inquiry) of (a) Jeffrey Soffer (for purposes of Sections 4.1(l), (n) (other than the first sentence thereof), (u) and (x) (other than clause (ii) thereof) only), (b) Albert E. Kotite and (c) Deven Kumar, Howard C. Karawan, Whitney Thier and Mark Lefever; provided, that such individual described in this clause (c) is employed by any Seller or an Affiliate of any Seller at the time a representation and warranty qualified by Knowledge is made or deemed made.

“Labor Agreement” shall have the meaning set forth in Section 4.1(w).

“Leases” shall mean any agreements to lease, leases, renewals of leases, subtenancy agreements and other rights (including licenses) granted by or on behalf of, or to, any Seller or any of its predecessors in title which (a) entitle any Person to possess or occupy any space on or within the Real Property or (b) entitle any Seller or any of its Affiliates to possess or occupy any space used in connection with the Project, in each case together with all security, guarantees and indemnities relating thereto.

“LEED Certification” shall mean certification of silver level or higher or equivalent in accordance with the Leadership in Energy and Environmental Design Green Building Rating

System New Construction Version 2.2 of the U.S. Green Building Council, as approved by the State of Nevada for pre-2007 projects.

“Liability” shall mean any debt, liability, commitment or other obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or not yet due) and including all costs, fees and expenses relating thereto.

“Licensed Intellectual Property” shall mean all of the Intellectual Property Rights of the Sellers under (1) that certain License Agreement dated June 6, 2007, by and between Resort Properties II, on the one hand, and Resort Holdings, Resort and Old Resort II, on the other hand, and (2) that certain License Agreement dated June 6, 2007, by and between Resort Properties II and Retail.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development that (i) is material and adverse to the Purchased Assets and the Assumed Liabilities, taken as a whole, or the Project, provided, however, that no change, effect, event, occurrence, state of facts or development to the extent resulting from any of the following shall constitute or be deemed to constitute a “Material Adverse Effect” for purposes of this clause (i):  (A) the commencement or pendency of the Seller Chapter 11 Cases, (B) the announcement or court approval of this Agreement, (C) the construction of the Project having been suspended on June 9, 2009, (D) the existing condition of the Real Property as of the date hereof, (E) normal deterioration, wear and tear of the Purchased Assets (including the Real Property), (F) increases in energy, electricity, natural gas, oil, steel, aluminum or other raw materials or operating or transportation costs, (G) existing economic conditions, both nationally and in the locale of the Project, (H) the condition of the financial, banking or securities markets (including any disruption thereof or any decline in the price of securities or availability of credit generally or any market or index), (I) the breach by Purchaser of Section 5.6(a) or Section 5.11(a), (J) any action taken by Purchaser with respect to Governmental Authorities and (K) the failure of any DIP Facility Lender to comply with its funding obligations under the DIP Facility or (ii) prevents or materially impairs the ability of the Sellers to consummate the Transaction or to perform their obligations hereunder (it being specified, for the avoidance of doubt, that the making of the Section 2.2(b) Election shall not be deemed to constitute a Material Adverse Effect).  Without limiting the generality of the foregoing (and without regard to whether any change, effect, event, occurrence, state of facts or development described in this sentence otherwise constitutes a “Material Adverse Effect” as defined in the preceding sentence), any of the following shall constitute a “Material Adverse Effect”: (x) the Remediation Amount, less the Insured Amount of the costs, fees or expenses included in the Remediation Amount, exceeds $12,000,000, (y) the buildings and improvements on or in the Real Property or a material portion thereof collapse or (z) there exists or occurs any Defect (other than any Defect existing as of the date hereof to the extent neither structural nor latent) (1) that, individually or in the aggregate, presents a material risk of collapse of the buildings and improvements on or in the Real Property or a material portion thereof or (2) the costs, fees and expenses of remediation and repair of which, individually or in the aggregate, less the Insured Amount of such costs, fees or expenses, exceeds $75,000,000.

“Measurement Date” shall have the meaning set forth in Section 2.10(c).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA, 4001(a)(3) of ERISA or Section 414(f) of the IRC.

“NDEP” shall have the meaning set forth in Schedule 4.1(l) of the Disclosure Letter.

“Nevada Sales Tax Liabilities” shall mean all Liabilities of the Sellers pursuant to (a) the Nevada Sales Tax MOUs and (b) Applicable Law of any state or local Governmental Authority in Nevada in respect of sales or use Taxes, including Nevada State Assembly Bill No.3 and Nevada State Assembly Bill No. 621.

“Nevada Sales Tax MOUs” shall mean (a) that certain Memorandum of Understanding entered into as of January 28, 2008 by and between Resort, its affiliates and subsidiaries, and the Nevada Department of Taxation and (b) that certain Memorandum of Understanding entered into as of April 16, 2007 by and between Resort and the Nevada Department of Taxation.

“Notice” shall mean any notice, request, consent, acceptance, waiver or other communication required or permitted to be given pursuant to this Agreement.

“Obligations” shall have the meaning set forth in the DIP Facility (including, for the avoidance of doubt, all principal, fees, interest and other obligations under the DIP Facility).

“Offeree” shall have the meaning set forth in Section 5.9(a).

“Old Resort II” shall mean Fontainebleau Las Vegas II, LLC, a Florida limited liability company that merged into Resort effective as of February 4, 2009.

“Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, or award entered by or with any Governmental Authority (whether temporary, preliminary or permanent).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Owned Real Property” shall mean that certain real property located in Las Vegas, Nevada, consisting of approximately 24.4 acres, and more specifically described on Exhibit A hereto, together with any and all buildings, fixtures and improvements located on or in such property and any and all easements, tenements, rights of way, mineral rights, water rights, air rights, development rights and all other rights and interests appurtenant thereto.

“Parties” shall have the meaning set forth in the preamble.

“Penn” shall mean Penn National Gaming, Inc., a Pennsylvania corporation.

“Permits” shall mean any and all material Consents of Governmental Authorities relating to the Purchased Assets, the Assumed Liabilities or the Project; provided, that for purposes of Sections 2.1(i), 7.2(g) and 7.3(e), “Permits” shall mean any and all such Consents, whether or not material.

“Permitted Encumbrances” shall mean:  (i) the Assumed Leases; (ii) minor discrepancies, conflicts in boundary lines, shortage in area, encroachments and any other state of facts shown on any accurate survey prepared by a professionally licensed land surveyor made available to the Purchaser and any easements, rights of way, covenants, conditions, limitations and restrictions of record that are shown on Schedule B-2 of the Title Report (provided, that any item set forth therein relating to any Tax, Excluded Agreement or “claim of lien” shall not be a Permitted Encumbrance from and after the entry of the Sale Order); (iii) laws, regulations, resolutions or ordinances, including building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Real Property imposed by any Governmental Authority, but only to the extent that such laws, regulations, resolutions or ordinances have not been violated in any material respect; (iv) liens for real estate and personal property Taxes not yet due and payable; (v) liens securing the Obligations; and (vi) Encumbrances to the extent released at or prior to the Closing, whether pursuant to the Sale Order or otherwise.

“Person” shall mean an individual, partnership, limited liability company, corporation, trust, joint venture, association, joint stock company, unincorporated organization, Governmental Authority or other entity, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Post-Closing Remediation True-Up” shall have the meaning set forth in Section 2.5(d).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 7.4(c).

“Project” shall have the meaning set forth in the recitals.

“Project Documents” shall have the meaning set forth in Section 2.1(h).

“Property Taxes” shall have the meaning set forth in Section 2.1(e).

“Purchased Assets” shall mean, collectively, the assets, properties and rights to be purchased by the Purchaser from the Sellers pursuant to this Agreement and set forth in detail in Section 2.1, excluding, for the avoidance of doubt, the Excluded Assets.

“Purchased Intellectual Property” shall have the meaning set forth in Section 2.1(j).

“Purchased Resort Assets” shall mean, collectively, the Purchased Assets to be purchased by the Purchaser from the Resort Sellers.

“Purchased Retail Assets” shall mean, collectively, the Purchased Assets to be purchased by the Purchaser from the Retail Sellers.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Broker Fee” shall have the meaning set forth in Section 4.2(d).

“Purchaser Contingent Payment Calculation” shall have the meaning set forth in Section 2.10(c).

“Purchaser Disputed Cost Calculation” shall have the meaning set forth in Section 2.10(c).

“Purchaser’s Confidential Information” shall mean all information relating to trade secrets and all information that is material, non-public, confidential and proprietary and relates to the Purchased Assets, the Assumed Liabilities or the Project, other than information that was or becomes available to the public other than as a result of a breach by a Seller or any of its Representatives of Section 5.11(b).

“Real Property” shall mean the Owned Real Property and the Retail Real Property.

“Remediation Amount” shall have the meaning set forth in Section 2.5(a).

“Remediation Auditor” shall have the meaning set forth in Section 2.5(c).

“Remediation Auditor’s Statement” shall have the meaning set forth in Section 2.5(c).

“Remediation Costs” shall have the meaning set forth in Section 2.5(a).

“Remediation Dispute Notice” shall have the meaning set forth in Section 2.5(c).

“Remediation Escrow Agent” shall mean an escrow agent reasonably satisfactory to the Parties.

“Remediation Escrow Agreement” shall mean an escrow agreement in form and substance reasonably satisfactory to the Purchaser and the Sellers.

“Remediation Escrow Fund” shall have the meaning set forth in Section 2.4(b)(iv).

“Remediation Material Adverse Effect” shall have the meaning set forth in Section 2.5(b).

“Remediation Termination Notice” shall have the meaning set forth in Section 2.5(b).

“Remediation Purchase Price Adjustment” shall mean the amount, if any, by which the Closing Cash Payment is reduced pursuant to clause (iii) of the definition thereof.

“Remedies Exercise Date” shall have the meaning set forth in the DIP Order.

“Remedies Exercise Notice” shall have the meaning set forth in the DIP Order.

“Replacement DIP Facility” shall mean a debtor-in-possession facility that is entered into by any Seller in connection with a refinancing of the DIP Facility in accordance with its terms.

“Representative” shall mean, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Resort” shall have the meaning set forth in the preamble.

“Resort Capital” shall have the meaning set forth in the preamble.

“Resort Holdings” shall have the meaning set forth in the preamble.

“Resort Properties II” shall mean Fontainebleau Resort Properties II, LLC, a Delaware limited liability company.

“Resort Sellers” shall have the meaning set forth in the preamble.

“Retail” shall have the meaning set forth in the preamble.

“Retail Holdings” shall have the meaning set forth in the preamble.

“Retail Leaseback” shall mean that certain Lease, dated as of June 6, 2007, by and between Retail, as lessor, and Resort, as lessee.

“Retail Master Lease” shall mean that certain Master Lease Agreement, dated as of June 6, 2007, by and between Resort and Old Resort II, as lessors, and Retail, as lessee.

“Retail Mezzanine” shall have the meaning set forth in the preamble.

“Retail Real Property” shall mean all of the property rights of each Retail Seller in any portion of the Owned Real Property, including (a) any rights of such Retail Seller as lessee under (including as holder of the leasehold interest under) the Retail Master Lease in an air rights parcel of approximately 286,500 square feet located within a portion of the Owned Real Property, and any right of such Retail Seller to convert such leasehold interest into fee simple title, and (b) all easements granted to such Retail Seller under the COREA.

“Retail Sale Procedures Order” shall have the meaning set forth in Section 8.1(h)(ii).

“Retail Sellers” shall have the meaning set forth in the preamble.

“Review Period” shall have the meaning set forth in Section 2.10(c).

“Sale Order” shall mean a final, non-appealable order of the Bankruptcy Court that has not been stayed, stayed pending appeal or vacated by a court of competent jurisdiction, in form and substance reasonably satisfactory to the Purchaser, authorizing the matters referred to in Section 3.3; provided, that for purposes of Sections 6.1(e), 6.2(d) and 8.1(j), “Sale Order” shall mean an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Purchaser, authorizing the matters referred to in Section 3.3.

“Sale Procedures Motion” shall have the meaning set forth in Section 3.2.

“Sale Procedures Order” shall mean a final, non-appealable order of the Bankruptcy Court that has not been stayed, vacated or stayed pending appeal, substantially in the form set forth in Exhibit B hereto; provided, that for purposes of Sections 8.1(g) and 8.1(i), “Sale Procedures Order” shall mean an order of the Bankruptcy Court substantially in the form set forth in Exhibit B hereto.

“Second Inspection” shall have the meaning set forth in Section 2.5(a).

“Second Inspection Report” shall have the meaning set forth in Section 2.5(a).

“Section 2.2(b) Election” shall have the meaning set forth in Section 2.2(b).

“Seller Benefit Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA), any employment, consulting, retention, or change in control or other employee benefit arrangement or payroll practice, including any bonus plan, any incentive, profit-sharing, stock option, stock ownership or other equity or equity-based compensation, any deferred compensation arrangement, any pension, retirement, excess benefit, supplemental unemployment termination or severance plan or arrangement, any stock purchase, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, disability insurance or life insurance plan or program, and any post-retirement medical or life insurance plan or program, in each case, whether written or unwritten, subject to ERISA or not, qualified or non-qualified, funded or unfunded, with respect to which (a) any Seller sponsors, maintains, contributes to or is required to contribute to for the benefit of any current or former Seller Employees or (b) any Seller is obligated to contribute or with respect to which any Seller now has, or could at any time have, any Liability.

“Seller Broker Fee” shall have the meaning set forth in Section 4.1(k).

“Seller Chapter 11 Cases” shall have the meaning set forth in the recitals.

“Seller Closing Election Notice” shall have the meaning set forth in Section 2.5(b).

“Seller Contingent Payment Calculation” shall have the meaning set forth in Section 2.10(c).

“Seller Disputed Cost Calculation” shall have the meaning set forth in Section 2.10(c).

“Seller Disputed Remediation Cost Calculation” shall have the meaning set forth in Section 2.5(c).

“Seller Employee” shall mean each individual who is, or has in the past been, classified, whether by any Seller or pursuant to Applicable Law, as an employee of any Seller with respect to the Project.

“Seller Remediation Amount Estimate” shall have the meaning set forth in Section 2.5(c).

“Sellers” shall have the meaning set forth in the preamble.

“Sellers’ Confidential Information” shall mean all information that is material, non-public, confidential and proprietary and relates to the Purchased Assets, the Assumed Liabilities or the Project that has been furnished by the Sellers or their Representatives to Purchaser or any of its Affiliates or Representatives in connection with the Transaction, other than information that (x) was or becomes available to the public other than as a result of a breach by Purchaser or any of its Affiliates or Representatives of the Confidentiality Agreement or Section 5.11(a), (y) was or becomes available to Purchaser or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Sellers or their Representatives, provided that such source is not known by Purchaser to be bound by a legal, fiduciary or contractual obligation of confidentiality to a Seller or (z) was within the possession of Purchaser or any of its Affiliates or Representatives prior to its being furnished by the Sellers or their Representatives to Purchaser or any of its Affiliates or Representatives.

“Soil Removal” shall have the meaning set forth in Schedule 4.1(l) of the Disclosure Letter.

“Specified Contracts” shall have the meaning set forth in Schedule 4.1(c) of the Disclosure Letter.

“Specified DIP Event of Default” shall mean an “Event of Default” (as defined in the DIP Facility) described in Section 7.01(b), 7.01(d) (but solely with respect to defaults under Section 5.14 of the DIP Facility), 7.01(e) (but solely with respect to defaults under Section 5.02, 5.03 (with respect to property taxes only) or 5.09 of the DIP Facility), 7.01(s) or 7.01(t) of the DIP Facility.

“Specified Insurance Policies” shall mean the insurance policies set forth on Schedule 2.1(l) of the Disclosure Letter, it being agreed that the Purchaser may, in its sole and absolute discretion, amend or revise Schedule 2.1(l) of the Disclosure Letter setting forth the Specified Insurance Policies in order to add thereto any OCIP Policy (as defined in Schedule 4.1(p) of the Disclosure Letter) at any time on or prior to the date that is five Business Days before the Auction.

“Specified Retail Agreements” shall mean the Retail Master Lease, the Retail Leaseback and the COREA.

“Stabilization” or “Stabilize” shall mean taking such actions as are commercially reasonable to preserve, protect and secure the Purchased Assets from physical deterioration, casualty, theft and vandalism, including sealing all or a portion of the Project in order to reasonably preserve the Project for future construction or development.

“Stabilization Plan” shall have the meaning set forth in the DIP Facility.

“Straddle Period” shall have the meaning set forth in Section 7.4(c).

“Target Completion Amount” shall have the meaning set forth in Section 2.10(e).

“Tax” or “Taxes” shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license,

excise, franchise, employment, unemployment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

“Tax Return” or “Tax Returns” shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any taxing authority.

“Thalden Team” shall have the meaning set forth in Schedule 2.5 of the Disclosure Letter.

“Third-Party Sale” shall have the meaning set forth in Section 2.10(c).

“Third-Party Sale Amount” shall have the meaning set forth in Section 2.10(e)(ii).

“Third-Party Sale Date” shall have the meaning set forth in Section 2.10(c).

“Title Report” shall mean that certain title report from First American Title Insurance Company, with a commitment date of October 1, 2009, provided by the Purchaser to the Sellers prior to the date hereof.

“Transaction” shall mean the transactions contemplated by this Agreement to be consummated at the Closing, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities as provided for in this Agreement.

“Transaction Documents” shall mean this Agreement and any agreement, instrument or other document ancillary hereto, including the Closing Documents, other than the DIP Facility.

“Transaction-Related Completion Costs” shall mean the Completion Costs described in clause (ii) of the definition thereof.

“Transfer Costs” shall have the meaning set forth in Section 7.4(a).

“Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other such taxes, any conveyance fees, any recording charges and any other similar fees and charges (including penalties and interest in respect thereof).

“Transferred Employee” shall have the meaning set forth in Section 5.9(a).

“TWC” shall have the meaning set forth in Section 5.6(a).

“TWC Counterparty” shall have the meaning set forth in Section 2.2(d).

“TWC Counterparty Products” shall have the meaning set forth in Section 2.2(d).

“TWC Deposits” shall have the meaning set forth in Schedule 2.1(e)(i) of the Disclosure Letter.

“Undisputed Completion Amount” shall have the meaning set forth in Section 2.10(d).

“Undisputed Remediation Amount” shall have the meaning set forth in Section 2.5(c).

“USGBC” shall mean the United States Green Building Council.

“UST#1” shall have the meaning set forth in Schedule 4.1(l) of the Disclosure Letter.

“UST#2” shall have the meaning set forth in Schedule 4.1(l) of the Disclosure Letter.

“UST#3” shall have the meaning set forth in Schedule 4.1(l) of the Disclosure Letter.

“UST#4” shall have the meaning set forth in Schedule 4.1(l) of the Disclosure Letter.

“WARN Act” shall mean the federal Worker Adjustment and Retaining Notification Act, 29 U.S.C. § 2101, et seq. (1988) and any similar state or local “mass layoff” or “plant closing” laws.

Section 1.3                                   Other Terms.  As used in this Agreement, any reference to any federal, state, local, or foreign law, including any Applicable Law, will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include”, “includes”, and “including” will be deemed to be followed by “without limitation”.  Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to “this Agreement” shall include all Exhibits, Schedules and other agreements, instruments or other documents attached hereto, other than the DIP Facility.  The words “herein”, “hereof”, “hereby”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  References in this Agreement to Articles, sections, Schedules or Exhibits are to Articles or sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein.  References to the consent or approval of any Party shall mean the written consent or approval of such Party, which may be withheld, conditioned or delayed in such Party’s sole and absolute discretion, except to the extent otherwise specified herein.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the provisions of this Agreement and shall not affect the interpretation hereof.  Unless otherwise specified herein, payments that are required to be made under this Agreement shall be paid by wire transfer of immediately available funds to an account designated in advance by the Party entitled to receive such payment.  The statement that any information, document or other material has been “made available” shall mean that such information, document or material was accessible prior to the date of this Agreement for review in the Data Room.

Section 1.4                                   Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.

Section 1.5                                   Time.  Time shall be of the essence of this Agreement.  Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period.  If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.  Whenever action must be taken (including the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. on such date (except for the filing of papers with the Bankruptcy Court or the entry of any Order by the Bankruptcy Court, which must be completed on such date by the deadline set forth in the rules of the Bankruptcy Court).  The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the Parties.  All references herein to time are references to New York City time, unless otherwise specified herein.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1                                   Purchase and Sale.  The Sellers hereby agree to sell, transfer, assign, convey and deliver to the Purchaser at the Closing, and the Purchaser hereby agrees to purchase, acquire, assume and accept delivery from the Sellers at the Closing, upon the terms and subject to the conditions of this Agreement, all right, title and interest of the Sellers of any nature whatsoever to and in the following Purchased Assets, free and clear of any and all Encumbrances of any and every kind, nature and description, other than Permitted Encumbrances:

(a)                                  (i) if the Sellers do not make the Section 2.2(b) Election, the Real Property, or (ii) if the Sellers make the Section 2.2(b) Election, the Owned Real Property free and clear of the Retail Real Property (which shall be extinguished in its entirety pursuant to the Sale Order as of the Closing) and any Encumbrance arising from any Specified Retail Agreement, and in the case of either clause (i) or (ii) of this Section 2.1(a), free and clear of any and all other Encumbrances of any and every kind, nature and description, other than Permitted Encumbrances;

(b)                                 all rights under the Assumed Leases, including all options to renew, purchase, expand or lease (including rights of first refusal, first negotiation and first offer), all credit for the prepaid rent associated therewith, and all security deposits and other deposits made in connection therewith;

(c)                                  all Equipment used or held for use at the Project, including the Equipment set forth in Schedule 2.1(c) of the Disclosure Letter;

(d)                                 all rights under the Assumed Contracts and all rights under the Specified Contracts;

(e)                                  (i) all security, vendor, utility, and other deposits, credits, advances, prepayments or rebates in favor of the Sellers (collectively, “Deposits”) (for the avoidance of doubt, other than the Excluded Deposits) paid with respect to the Purchased Assets or the Assumed Liabilities or in connection with the Project, including the Included Deposits and (ii) all prepaid real, personal and intangible property Taxes (“Property Taxes”) not attributable to Pre-Closing Tax Periods paid with respect to the Purchased Assets or the Assumed Liabilities or in connection with the Project;

(f)                                    all advertising, marketing and promotional materials and all other printed or written materials used in connection with the Real Property or the Project but only to the extent such materials do not include Excluded Intellectual Property or Affiliate Intellectual Property;

(g)                                 all Books and Records other than the Excluded Books and Records (provided that the Sellers shall have the right to retain a copy of all Books and Records);

(h)                                 all plans, specifications, drawings, renderings, environmental studies or reports, soil studies or reports, marketing studies or reports, traffic studies or reports, feasibility studies or reports, and other studies and reports (including all discs, tapes and other media-storage data containing such information) (the “Project Documents”) in the possession or control of the Sellers (or the Sellers’ general contractor) and relating to, or prepared in connection with, the Purchased Assets, the Assumed Liabilities or the Project;

(i)                                     all transferable Permits (including all transferable deposits given by or on behalf of the Sellers, including all bonds and letters of credit relating thereto) and all prepaid amounts paid thereunder issued by any permitting, licensing, accrediting, certifying or planning and development agency or any other applicable Governmental Authority, including all development agreements, and the rights of the Sellers to all data and records held by such permitting, licensing, accrediting, certifying or planning and development agencies;

(j)                                     all Intellectual Property Rights used at or in connection with the Real Property or the Project, including the Licensed Intellectual Property (the “Purchased Intellectual Property”);

(k)                                  all goodwill (if any) associated with the Project;

(l)                                     (i) any and all insurance proceeds, condemnation awards or other compensation paid or payable to any Seller (including pursuant to any Specified Insurance Policy) in respect of loss or Defect (including compensation in respect of any costs, fees or expenses of remediation or repair of any such Defect) to any Purchased Asset to the extent such loss or Defect exists or occurs on or after the date hereof but prior to the Closing (collectively, the “Insurance Proceeds”), including all right and claim of the Sellers to any Insurance Proceeds not received by the Closing and (ii) all rights under the Specified Insurance Policies (other than rights, if any, of Sellers to compensation pursuant thereto to the extent in respect of costs, fees or expenses incurred by Sellers in respect of Excluded Liabilities);

(m)                               all other assets, properties and rights primarily used or held for use by the Sellers in connection with the Project (for the avoidance of doubt, except as set forth in Section 2.2(a)(xiii));

(n)                                 all rights, claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of set off, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise) to the extent related to any fault, defect or other inadequacy in the condition, quality or workmanship of the Purchased Assets, including any Defect (for the avoidance of doubt, except as set forth in Sections 2.2(a)(x) and 2.2(a)(xiii); and

(o)                                 any and all cash owned or held by (or on the account of) any Seller at the time of the Closing;

and excluding, for the avoidance of doubt, the Excluded Assets.  For further avoidance of doubt, this Section 2.1 shall not require the Sellers to sell, transfer, assign, convey or deliver to the Purchaser any right, title or interest of any Person that is not a Seller to or in any asset, property or right.

Section 2.2                                   Excluded Assets.

(a)                                  Nothing herein contained shall be deemed to sell, transfer, assign, convey or deliver the Excluded Assets to the Purchaser, and the Sellers are not selling, transferring, assigning, conveying or delivering and shall retain all of their right, title and interest to and in the Excluded Assets and the Purchaser shall have no Liability therefor.  “Excluded Assets” shall mean all right, title and interest of the Sellers of any nature whatsoever to and in the following assets, properties and rights:

  (i)                               any and all rights, interests and benefits of the Sellers arising under this Agreement and the other Transaction Documents and all consideration deliverable or payable to or for the benefit of the Sellers pursuant to the provisions hereof;

 (ii)                               all preference or avoidance claims and actions of the Sellers, including any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code;

(iii)                               subject to Sections 2.1(e)(i) and 2.1(n), the Excluded Agreements and any and all rights thereunder;

(iv)                              any Seller Benefit Plan and any assets of any Seller Benefit Plan or any right, title or interest in any of the assets thereof or relating thereto;

  (v)                           all Labor Agreements;

 (vi)                           (A) any documents (including Books and Records) that the Sellers are required (or reasonably believe to be required) by Applicable Law to retain, (B) minute books and other corporate books and records to the extent relating to the organization and existence of and actions by the Sellers, (C) books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items to the extent (x) including any Excluded Intellectual Property or Affiliate Intellectual Property or (y) relating to any Excluded Assets or Excluded Liabilities, (D) any Books and Records, disclosure of which would violate any Applicable Law, and (E) all applications to the Nevada Gaming Board by current or former employees of the Sellers and their Affiliates (collectively, the “Excluded Books and Records”), provided, however, the Sellers shall, to the extent permitted by Applicable Law, provide a copy of all Excluded Books and Records used by the Sellers in connection with, or relating to, the Purchased Assets, the Assumed Liabilities or the Project (other than those described in the foregoing clause (B), (D) or (E)), redacted to the extent necessary to remove information relating to any Excluded Assets or Excluded Liabilities;

 (vii)                        subject to Section 2.1(l), all of the Sellers’ insurance policies;

(viii)                        all Excluded Deposits;

  (ix)                          any prepaid Property Tax attributable to Pre-Closing Tax Periods, and any refund of Taxes that are Excluded Liabilities;

   (x)                          all rights, claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of set off, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise) to the extent (A) not related to any fault, defect or other inadequacy in the condition, quality or workmanship of the Purchased Assets, including any Defect, and arising prior to the Closing (subject to clauses (a) through (l) and clause (o) of Section 2.1) or (B) arising out of completion guarantees or title insurance in favor of the Sellers;

  (xi)                          any capital stock or other equity interests in any Seller or any other Person, and any securities convertible into or exchangeable or exercisable for any capital stock or other equity interests in any Seller or any other Person;

 (xii)                          in the event Sellers make the Section 2.2(b) Election, the Retail Real Property;

(xiii)                          all Claims, assets, properties and rights set forth on Schedule 2.2(a)(xiii) of the Disclosure Letter;

 (xiv)                      any and all cash borrowed by a Seller under the DIP Facility pursuant to the Agreed Budget to satisfy Liabilities that (A) are bona fide expenses contemplated by the Agreed Budget that (1) are incurred prior to the Closing by the Sellers but not paid prior to the Closing by the Sellers, or (2) are to be incurred after the Closing by the Sellers, and (B) are Excluded Liabilities;

  (xv)                      the “Unused Cash Collateral” (as defined in the DIP Order); and

 (xvi)                      any cash in the “Completion Guaranty Proceeds Account” (as defined in that certain Master Disbursement Agreement, dated as of June 6, 2007, by and among Resort Holdings, Resort Capital, Retail, Resort, Old Resort II, Bank of America, N.A., as the initial Bank Agent, Wells Fargo Bank, N.A., as the initial Trustee, Lehman Brothers Holdings Inc., as the initial Retail Agent and Bank of America, N.A, as the initial Disbursement Agent).

(b)                                 Notwithstanding anything in this Agreement to the contrary, the Sellers may, in their sole and absolute discretion, at any time on or prior to the date that is five Business Days before the Closing Date elect not to sell the Retail Real Property, in which event the Retail Real Property shall be extinguished in its entirety pursuant to the Sale Order as of the Closing (it being specified, for the avoidance of doubt, that from and after such event the Specified Retail Agreements shall be Eliminated Agreements and the Retail Real Property shall be an Excluded Asset) (the election described in this Section 2.2(b), the “Section 2.2(b) Election”).

(c)                                  The Parties acknowledge that Purchaser and its Affiliates and its and their respective Representatives may engage in discussions with Persons to whom Excluded Deposits previously have been paid or with whom Excluded Deposits have otherwise been made (such Persons, “Excluded Deposit Counterparties”), for purposes of obtaining services or products or materials from such Persons in connection with the completion of the Project.  Purchaser shall not, and shall cause its Affiliates and its and their respective Representatives not to, assert or affirmatively suggest to any Excluded Deposit Counterparty in any such discussions that Purchaser or such Excluded Deposit Counterparty is entitled to payment of or credit for all or any portion of such Excluded Deposit.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have any Liability in connection with any Seller’s inability to obtain a refund of, or otherwise obtain any value from (whether as a set-off or defense to a Claim by an Excluded Deposit Counterparty or otherwise), any Excluded Deposit (it being specified, for the avoidance of doubt, that this sentence shall not relieve Purchaser of its obligations under the preceding sentence).

(d)                                 The Parties shall reasonably cooperate to determine as promptly as practicable whether any Person to whom a TWC Deposit previously has been paid or with whom a TWC Deposit has otherwise been made (any such Person, a “TWC Counterparty”) owns any products or materials intended for use at or in connection with the Project, whether held at the Project site or otherwise (any such products or materials, “TWC Counterparty Products”).  The Sellers shall, if and to the extent so directed by Purchaser, use commercially reasonable efforts to apply each TWC Deposit to purchase TWC Counterparty Products from the applicable TWC Counterparty in the name of the Sellers, whereupon such TWC Counterparty Products shall become Purchased Assets.  On the date that is five Business Days before the Closing Date, the

Parties shall (i) revise Schedule 2.1(e)(i) of the Disclosure Letter to eliminate therefrom (w) any TWC Deposit to the extent that such TWC Deposit has been applied as of such date to purchase TWC Counterparty Products, (x) if any TWC Deposit has been applied as of such date to purchase all of the TWC Counterparty Products owned by the applicable TWC Counterparty, any portion of such TWC Deposit that remains after such purchase, (y) any TWC Deposit made with a TWC Counterparty that does not own any TWC Counterparty Products and (z) any TWC Deposit to the extent that, on or prior to such date, the Purchaser has consented in writing to the elimination of such TWC Deposit or portion thereof from Schedule 2.1(e)(i) of the Disclosure Letter and (ii) revise Schedule 2.2(a)(viii) of the Disclosure Letter to add thereto any TWC Deposit to the extent eliminated from Schedule 2.1(e)(i) of the Disclosure Letter in accordance with clause (i)(x), (i)(y) or (i)(z) of this sentence, whereupon such TWC Deposit shall (to the extent so added) become an Excluded Deposit for all purposes of this Agreement.

(e)                                  On the date that is five Business Days before the Closing Date, the Parties shall (i) revise Schedule 2.1(e)(i) of the Disclosure Letter to eliminate therefrom any Deposit listed therein that was made pursuant to an Eliminated Agreement and (ii) revise Schedule 2.2(a)(viii) of the Disclosure Letter to add thereto any such Deposit, whereupon such Deposit shall become an Excluded Deposit for all purposes of this Agreement.

Section 2.3                                   Condition of Conveyance.  Without limiting the provisions of this Agreement relating to the Assignment and Assumption Agreement or any other provisions of this Agreement relating to the sale, transfer, assignment, conveyance or delivery of the Purchased Assets, the Purchased Assets shall be sold, transferred, assigned, conveyed and delivered by the Sellers to the Purchaser by appropriate instruments of transfer, bills of sale, endorsements, assignments and deeds, in recordable form as appropriate, and otherwise all in form and substance reasonably satisfactory to the Purchaser and the Sellers, and free and clear of any and all Encumbrances of any and every kind, nature and description, other than Permitted Encumbrances.

Section 2.4                                   Purchase Price; Remediation Escrow Fund.  In consideration for the Purchased Assets, and upon the terms and subject to the conditions of this Agreement:

(a)                                  the Purchaser shall deposit the Auction Deposit into a segregated bank account upon the terms and subject to the conditions of the Bid Procedures and of this Agreement, if and when required;

(b)                                 at the Closing the Purchaser shall:

  (i)                               assume the Assumed Liabilities,

 (ii)                               pay to the Sellers an amount equal to the Closing Cash Payment,

(iii)                               release the Sellers from any Obligations to the Purchaser and cause the release of the Sellers from any Obligations to any other DIP Facility Lender, if any, and

(iv)                              if a Remediation Dispute Notice has been delivered in accordance with Section 2.5, deposit with the Remediation Escrow Agent an amount in cash equal to (x) the Remediation Amount, less (y) the greater of (1) the Seller Remediation Amount

Estimate and (2) $2,000,000 (such deposited amount, together with all interest thereon, the “Remediation Escrow Fund”) upon the terms and subject to the conditions of the Remediation Escrow Agreement and of this Agreement, which Remediation Escrow Fund shall be distributed in accordance with Section 2.5 of this Agreement and the Remediation Escrow Agreement; and

(c)                                  the Purchaser shall pay to the Sellers the Contingent Payment, if and when due, in accordance with Section 2.10.

Section 2.5                                   Remediation Amount.

(a)                                  The Inspection Team (i) (x) shall begin, no later than three Business Days after being so directed by the Purchaser and in any event no later than one Business Day after the date on which the Sale Procedures Order is entered (and Purchaser shall notify the Sellers and the Examiner promptly after the First Inspection begins), an inspection of the Real Property (the “First Inspection”) for the purpose of determining the physical condition thereof, and (y) shall provide a reasonably detailed written report regarding the results of the First Inspection (the “First Inspection Report”) to the Parties and the Examiner within fifteen Business Days of the date on which the First Inspection begins and no later than January 8, 2010, and (ii) (x) shall begin, no later than three Business Days after being so directed by the Purchaser (and Purchaser shall notify the Sellers and the Examiner promptly after the Second Inspection begins), a second inspection of the Real Property (the “Second Inspection” and, together with the First Inspection, the “Inspections”) for the purpose of determining the physical condition thereof and estimating the costs, fees and expenses of remediation and repair of any damage or deterioration that may occur to the Purchased Assets during the period beginning on (and including) the date hereof and ending on (and including) the date on which the Second Inspection Report is delivered (such costs, fees and expenses, the “Remediation Costs”, and the Inspection Team’s calculation of the aggregate amount thereof, the “Remediation Amount”), and (y) shall provide a reasonably detailed written report regarding the results of the Second Inspection, including the calculation of the Remediation Costs and of the Remediation Amount (the “Second Inspection Report”), to the Parties and the Examiner within fifteen Business Days of the date on which the Second Inspection begins and no later than five Business Days before the Closing Date.  The Thalden Team shall lead the Inspection Team for all purposes of this Agreement.  In the event of any dispute amongst members of the Inspection Team as to any matter in connection with the Inspections, including the calculation of the Remediation Amount or any part thereof (but other than in respect of the non-reliance letter referred to below), the decision of the Thalden Team shall control and shall constitute the decision of the Inspection Team.  The Inspections shall be performed utilizing the inspection methods and procedures set forth in Schedule 2.5 of the Disclosure Letter.  The Sellers shall pay and shall be responsible for all of the costs, fees and expenses of the Inspection Team (including the Thalden Team).  The First Inspection Report shall be provided to each “Qualified Bidder” (as defined in the Bidding Procedures), for informational purposes only, upon execution by such Qualified Bidder of a non-reliance letter in favor of the Parties and the Inspection Team in form and substance satisfactory to each of the Parties and each member of the Inspection Team.

(b)                                 If there exists a Material Adverse Effect described in clause (x) of the second sentence of the definition thereof (a “Remediation Material Adverse Effect”), the

Purchaser may deliver a written notice to the Sellers at any time on or prior to the date that is two Business Days after the delivery of the Second Inspection Report stating that Purchaser is terminating this Agreement pursuant to Section 8.1(c) as a result of such Remediation Material Adverse Effect (a “Remediation Termination Notice”).  If, following the delivery of a Remediation Termination Notice, the Sellers believe in good faith that there is not a Material Adverse Effect described in clause (x) of the second sentence of the definition thereof (substituting for this purpose only “Seller Remediation Amount Estimate” for “Remediation Amount” in such clause (x)), the Sellers may deliver a written notice to the Purchaser at any time on or prior to the date that is two Business Days after the delivery of the Remediation Termination Notice stating that the Sellers elect to require the Purchaser to consummate the Closing (a “Seller Closing Election Notice”), in which case (i) the Parties shall be deemed to have agreed to the withdrawal of the Remediation Termination Notice, (ii) the Remediation Material Adverse Effect shall be deemed not to give rise to an inaccuracy in the representations and warranties set forth in Section 4.1(t), and accordingly such Remediation Material Adverse Effect shall not give rise to a failure of the condition set forth in Section 6.1(b)(i) or to a termination right under Section 8.1(c), (iii) the Parties shall consummate the Closing on the Closing Date unless there is a failure of one or more of the conditions set forth in Section 6.1 (other than a failure arising from a Remediation Material Adverse Effect) or the Purchaser terminates this Agreement pursuant to Section 8.1 (for a reason other than the existence of a Remediation Material Adverse Effect), (iv) the Parties’ dispute with respect to Remediation Costs shall be resolved in accordance with Section 2.5(c) and (v) the $10,000,000 limit in the proviso to clause (iii) of the definition of “Closing Cash Payment” shall not apply.  If the Sellers do not deliver a Seller Closing Election Notice on or prior to the date that is two Business Days after the delivery of the Remediation Termination Notice, this Agreement shall be deemed terminated pursuant to Section 8.1(c) on the date that is three Business Days after the delivery of the Remediation Termination Notice.

(c)           As promptly as practicable after the date of delivery of the Second Inspection Report, but in no event later than two Business Days before the Closing Date, the Sellers shall (for the avoidance of doubt, whether or not a Remediation Material Adverse Effect exists) deliver to the Purchaser a written statement (a “Remediation Dispute Notice”) setting forth their good faith objections, if any, to the calculation of the Remediation Amount, including, for the avoidance of doubt, any objection that any of the costs, fees or expenses included therein do not constitute Remediation Costs as defined in this Agreement because they relate to the remediation or repair of damage or deterioration that occurred prior to the date hereof (such disputed costs, fees or expenses included in the Remediation Amount, the “Disputed Remediation Costs”, and the Inspection Team’s calculation of each Disputed Remediation Cost, an “Inspection Team Disputed Remediation Cost Calculation”).  The Remediation Dispute Notice shall set forth in reasonable detail the basis of any such objection, including the Sellers’ assertion as to the correct calculation of each such Disputed Remediation Cost and of the aggregate amount of the Remediation Costs (a “Seller Disputed Remediation Cost Calculation” and the “Seller Remediation Amount Estimate”, respectively).  The Sellers may not deliver a Remediation Dispute Notice unless the Remediation Amount is more than $2,000,000.  If the Sellers do not deliver a Remediation Dispute Notice on or prior to the day that is two Business Days before the Closing Date, the Remediation Amount shall be the “Final Remediation Amount” and shall be deemed final and binding on the Sellers and the Purchaser for all purposes of this Agreement.  If the Sellers deliver a Remediation Dispute Notice to the Purchaser on or prior to the day that is two Business Days before the Closing Date, then any calculation of Remediation Costs set forth in the Second Inspection Report to which the Sellers do not object in the Remediation Dispute Notice shall be deemed final and binding on the Sellers and the Purchaser for all purposes of this Agreement (the aggregate amount of the Remediation Costs set forth in the Second Inspection Report not disputed in a Remediation Dispute Notice, the “Undisputed Remediation Amount”), and the Sellers and the Purchaser shall use commercially reasonable efforts to reach agreement on the amount of the Disputed Remediation Costs.  If the Sellers and the Purchaser are unable to reach agreement on any such Disputed Remediation Costs within thirty days after the delivery of the Remediation Dispute Notice, the Sellers and the Purchaser shall refer any such dispute to a nationally recognized construction consulting firm reasonably satisfactory to the Purchaser and the Sellers (the “Remediation Auditor”) for resolution and (A) each of the Purchaser and the Sellers shall have a reasonable opportunity to meet with the Remediation Auditor to provide their views to the Remediation Auditor with respect to such Disputed Remediation Costs, (B) each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall provide the other with copies of any information provided to the Remediation Auditor and shall not meet or communicate with the Remediation Auditor except in the presence of a Representative of the other and (C) the Remediation Auditor shall be instructed to deliver to the Purchaser and the Sellers within 30 days of such referral a written statement (the “Remediation Auditor’s Statement”) setting forth the Remediation Auditor’s calculation in accordance with this Agreement of the amount of each Disputed Remediation Cost (the Remediation Auditor’s calculation of each Disputed Remediation Cost, a “Finally Determined Remediation Cost”).  In calculating the Finally Determined Remediation Costs (the aggregate amount thereof, the “Finally Determined Remediation Cost Aggregate”), (x) the Auditor shall be limited to addressing the Disputed Remediation Costs referred to in the Remediation Dispute Notice and (y) any Finally Determined Remediation Cost shall be no less than the applicable Seller Disputed Remediation Cost Calculation and no more than the applicable Inspection Team Disputed Remediation Cost Calculation.  The Finally Determined Remediation Costs shall be deemed final and binding on the Sellers and the Purchaser for all purposes of this Agreement and the “Final Remediation Amount” shall be an amount equal to the Undisputed Remediation Amount plus the Finally Determined Remediation Cost Aggregate.  The Purchaser will be responsible for and will pay a percentage of the costs, fees and expenses of the Remediation Auditor equal to (1) the Post-Closing Remediation True-Up (as defined below) divided by (2) the amount of the Remediation Escrow Fund immediately prior to the release thereof pursuant to Section 2.5(d), and the Sellers will be responsible for and will pay all remaining costs, fees and expenses of the Remediation Auditor.  For the avoidance of doubt, except as provided in Section 2.5(b), the pendency of a dispute with respect to Remediation Costs shall not affect the conditions to Closing set forth in Article VI or the provisions of Article VIII.  The provisions of Section 2.5(b) and (c) shall be the sole remedy of the Parties with respect to any dispute in connection with the Final Remediation Purchase Price Adjustment or a Remediation Material Adverse Effect.

(d)           Promptly after the date on which the Final Remediation Amount is determined pursuant to this Section 2.5 (the “Final Remediation Determination Date”), and in any event within two Business Days of the Final Remediation Determination Date, the Purchaser and the Sellers shall deliver a joint written instruction to the Remediation Escrow Agent pursuant to the Remediation Escrow Agreement directing the release from the Remediation Escrow Fund (i) to the Sellers of an amount (the “Post-Closing Remediation True-Up”) equal to the amount, if any, by which (x) the Remediation Amount exceeds (y) the greater of (A) the Final Remediation Amount and (B) $2,000,000, together with interest thereon accrued pursuant to the Remediation Escrow Agreement and (ii) to the Purchaser the remainder of the Remediation Escrow Fund.

(e)           Notwithstanding anything in this Agreement to the contrary, in the event that (i) the Purchaser or any of its Affiliates receives hereunder as Purchased Assets, whether at or after the Closing, any Insurance Proceeds from a third-party insurer as compensation for any costs, fees or expenses included in the Final Remediation Amount, and (ii) the amount of such Insurance Proceeds plus the Final Remediation Purchase Price Adjustment exceeds the Final Remediation Amount, the Purchaser shall hold in trust for the benefit of the Sellers, and pay to the Sellers promptly after the later of the receipt of such Insurance Proceeds and the Final Remediation Determination Date, an amount equal to such excess; provided, that the Purchaser shall not be required to hold in trust, or to pay to the Sellers, an amount in excess of the Final Remediation Purchase Price Adjustment.

Section 2.6            Assumption of Liabilities.

(a)           Pursuant to the Sale Order and to the extent permitted by Applicable Law, the Purchaser hereby agrees to assume at the Closing, and agrees to pay, perform and discharge when due from and after the Closing, the Assumed Liabilities, in each case upon the terms and subject to the conditions of this Agreement, and from and after the Closing the Sellers (and each of them) shall have no Liability therefor or in connection therewith.  For purposes of this Agreement, “Assumed Liabilities” shall mean only the following Liabilities (to the extent not paid at or prior to the Closing):

  (i)          any Liabilities with respect to the Project and the Purchased Assets only to the extent such Liabilities relate to the development of the Project and the ownership of the Purchased Assets from and after the Closing or the operation of the Project from and after the completion thereof, but, in each case, only to the extent such Liabilities arise from and after the Closing;

 (ii)          the Liabilities of the Sellers arising under the Assumed Contracts, the Specified Contracts, the Assumed Leases, the Specified Insurance Policies and the Real Property, but, in each case, only to the extent such Liabilities arise from and after the Closing (it being specified, for the avoidance of doubt, that the Cure Costs shall be Assumed Liabilities pursuant to Section 2.6(a)(iii) regardless of when such Cure Costs arise);

(iii)          all Transfer Costs and Cure Costs; and

(iv)          all Liabilities arising out of the environmental matters described on Schedule 4.1(l) of the Disclosure Letter;

and excluding, for the avoidance of doubt, the Excluded Liabilities.  For further avoidance of doubt, this Section 2.6 shall not require the Purchaser to assume any Liability of any Person that is not a Seller.

(b)           From and after the Closing, the Purchaser shall indemnify, defend and hold harmless each Seller and such Seller’s Affiliates and the Representatives of each Seller and such Seller’s Affiliates from and against any Claims resulting or arising from any Assumed Liabilities.

Section 2.7            Excluded Liabilities.

(a)           Notwithstanding anything in this Agreement to the contrary, the Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of the Sellers other than the Assumed Liabilities (all such other Liabilities, the “Excluded Liabilities”), and the Purchaser shall have no Liability therefor or in connection therewith.  For the avoidance of doubt, the Excluded Liabilities shall include, but shall not be limited to, the following:

  (i)          all Liabilities arising out of Excluded Assets, including the Excluded Agreements;

 (ii)          (A) Taxes imposed with respect to the Project, the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) that ends on or prior to the Closing Date, (B) Taxes imposed with respect to the Excluded Assets or the Excluded Liabilities for any taxable period, (C) except for (x) Transfer Taxes imposed with respect to the transfer of the Real Property and other Purchased Assets pursuant to this Agreement, the allocation of which shall be governed by Section 7.4(a), and (y) Property Taxes for Straddle Periods, the allocation of which shall be governed by Section 7.4(c), Taxes imposed on or payable by the Sellers or any of their respective Affiliates for any taxable period, (D) any Liability of the Sellers or any of their respective Affiliates for Taxes of any other Person by reason of contract, assumption, transferee liability, operation of law, or otherwise and (E) the Nevada Sales Tax Liabilities;

(iii)          all Liabilities of any Seller arising under this Agreement or any other Transaction Document;

(iv)          without limiting paragraph (i) above all Liabilities arising out of, relating to, or with respect to any Seller Benefit Plan (including any Seller Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any Employment Agreement (other than any Employment Agreement that is an Assumed Contract, if any) and any Labor Agreement;

 (v)          other than Liabilities arising after the Closing (A) under the Assumed Contracts transferred to and assumed by the Purchaser at the Closing or (B) related to any Transferred Employee in respect of services from and after the commencement of such Transferred Employee’s employment with the Purchaser, all Liabilities or Claims arising out of, relating to or with respect to the employment or performance of services for, or termination of employment or services for, or potential employment or engagement for the performance of services for, any Seller or any Seller’s Affiliates, or any predecessor thereof or any individual Person or any Person acting as a professional employer organization, employee leasing company or providing similar services at or prior to the Closing (including as a result of the transactions contemplated by this Agreement), including in respect of wages, other remuneration, holiday or vacation pay, bonus, severance (statutory or otherwise), separation, termination or notice pay or benefits (including under COBRA), commissions, post-employment medical or life obligations, pension contributions, insurance premiums, Taxes, Liabilities or Claims for workers’ compensation, Claims under the WARN Act, or any other form of accrued or contingent compensation (including vacation, sick days, personal days or other leave entitlements), irrespective of whether such Liabilities or Claims are paid or made, as applicable, on, before or after Closing;

  (vi)        all Liabilities of the Sellers with respect to any Excluded Employee with respect to any period;

 (vii)        except for Assumed Liabilities set forth in Section 2.6(a)(ii), any Liability (A) of a Seller or (B) which relates to or encumbers any Purchased Assets or the Project, in each case that is owed to any Affiliate of a Seller;

(viii)        any Liability of a Seller relating to the Purchased Assets or the Project related to facts or actions occurring or accruing prior to the Closing that is not expressly included among the Assumed Liabilities;

  (ix)         all Liabilities of the Sellers for indebtedness for borrowed money, under conditional sale or title retention agreements, capitalized lease obligations (except for any capitalized lease obligations that are or are pursuant to Assumed Leases, if any), under interest rate, currency or other hedging transactions and all guarantees and arrangements having the economic effect of a guarantee of any of the foregoing of any other Person;

   (x)         except for Assumed Liabilities set forth in Section 2.6(a)(iv), all Liabilities attributable to, relating to or arising from the period prior to the Closing relating to the Purchased Assets or the Project arising (i) under Environmental Laws, or (ii) from any Contract or other arrangement for disposal or treatment of Hazardous Substances, or for the transportation of Hazardous Substances for disposal or treatment, in each case including those Liabilities arising from acts or omissions occurring or conditions in existence prior to the Closing;

  (xi)         the “Mechanics’ Liens” (as defined in the DIP Facility);

 (xii)         any Liability with respect to any Seller Broker Fee; and

(xiii)         any Liability of a Seller not expressly included among the Assumed Liabilities or otherwise expressly assumed by Purchaser under this Agreement.

(b)           From and after the Closing, the Sellers shall jointly and severally (as defined herein) indemnify, defend and hold harmless the Purchaser and the Purchaser’s Affiliates and the Representatives of the Purchaser and the Purchaser’s Affiliates from and against any Claims resulting or arising from any Excluded Liabilities.

Section 2.8            Procedures for Assumption of Agreements; Delayed Transfer of Assets.

(a)           At the Closing, the Sellers shall assume and assign to Purchaser the Assumed Contracts and Assumed Leases, in each case pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to Purchaser’s provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code.  In connection with such assumption and assignment, the Purchaser shall, on the Closing Date, cure all defaults under such Assumed Contracts and Assumed Leases to the extent required by Section 365(b) of the Bankruptcy Code (the amounts required to effect such cure, “Cure Costs”) and otherwise satisfy all requirements imposed by Section 365(b) of the Bankruptcy Code with respect to each Assumed Contract and Assumed Lease.

(b)           Nothing herein shall be deemed to require the transfer, assignment, conveyance or delivery of any Purchased Asset that by operation of Applicable Law or by failure to obtain a required Consent cannot be transferred, assigned, conveyed, delivered or assumed.  Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to the Purchaser of any asset, property or right that would be a Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Applicable Law or would require any Consent from any Governmental Authority or any other third party and such Consents shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, transfer, assignment, conveyance or delivery of such asset, property or right unless there is a failure of one or more of the conditions set forth in Article VI, in which event the Closing shall proceed only if each such failed condition is waived by the Party entitled to the benefit thereof.  In the event that there is not a failure of any condition set forth in Article VI or any failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, property or right as provided in this Agreement, then following the Closing, the Purchaser and the Sellers shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain promptly such Consent.  Pending such Consent, the Parties shall reasonably cooperate with each other in any mutually agreeable arrangement designed to provide Purchaser with all of the benefits of use of such asset, property or right and to the Sellers the benefits, including any indemnities, that they would have obtained had the asset, property or right been conveyed to Purchaser at the Closing.  Once Consent for the sale, transfer, assignment, conveyance or delivery of any such asset, property or right not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, the Sellers shall promptly transfer, assign, convey and deliver such asset, property or right to Purchaser at no additional cost.  To the extent that any such asset, property or right cannot be transferred or the full benefits or use of any such asset, property or right cannot be provided to Purchaser following the Closing pursuant to this Section 2.8(b), then the Purchaser and the Sellers shall enter into commercially reasonable arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties hereto the economic (taking into account Tax costs and benefits) and functional equivalent, to the extent permitted, of obtaining such Consent.  The Sellers shall hold in trust for, and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by the Sellers derived from their use of any asset, property or right that would be a Purchased Asset in connection with the arrangements under this Section 2.8(b).

(c)           Nothing herein shall be deemed to require the assumption of any Assumed Liability that by operation of Applicable Law or by failure to obtain a required Consent cannot be assumed.  Notwithstanding anything in this Agreement to the contrary, to the extent that the assumption or attempted assumption by the Purchaser (and/or the related indemnification or release of any Seller) of any Liability that would be an Assumed Liability or any claim or obligation arising thereunder or resulting therefrom is prohibited by any Applicable Law or would require any Consent from any Governmental Authority or any other third party and such Consent shall not have been obtained prior to the Closing, the Closing shall proceed without the assumption of such Liability unless there is a failure of one or more of the conditions set forth in Article VI, in which event the Closing shall proceed only if each such failed condition is waived by the Party entitled to the benefit thereof.  In the event that there is not a failure of any condition set forth in Article VI or any failed condition is waived and the Closing proceeds without the assumption of any such Liability as provided in this Agreement, then following the Closing, the Purchaser and the Sellers shall use their respective commercially reasonable efforts, and cooperate with each other, to obtain promptly such Consent.  Pending such Consent, the Parties shall reasonably cooperate with each other in any mutually agreeable arrangement designed to provide Sellers with all of the benefits, and the Purchaser with all of the obligations, of such Liabilities, including any releases and/or indemnities, that they would have obtained had the Liability been assumed by the Purchaser at the Closing.  Once Consent for the assumption of such Liability not assumed at the Closing is obtained, the Purchaser shall promptly assume such Liability at no additional cost.  To the extent that any such Liability cannot be assumed by the Purchaser or the full obligations of the Purchaser and benefits to the Sellers in connection with such assumption of Liability cannot be provided following the Closing pursuant to this Section 2.8(c), then the Purchaser and the Sellers shall enter into commercially reasonable arrangements (including release, indemnity and/or subcontracting) to provide to the Parties hereto the economic (taking into account Tax costs and benefits) and functional equivalent, to the extent permitted, of obtaining such Consent.

(d)           If following the Closing, a Seller receives or becomes aware that it holds any asset, property or right which constitutes a Purchased Asset then such Seller shall transfer such asset, property or right to the Purchaser as promptly as practicable for no additional consideration.

(e)           If following the Closing, the Purchaser receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then the Purchaser shall transfer such asset, property or right to the Sellers as promptly as practicable for no additional consideration.

Section 2.9            Eliminated Assumed Contracts and Assumed Leases.  Notwithstanding anything in this Agreement to the contrary, the Purchaser may, in its sole and absolute discretion, amend or revise Schedule 1.2(a) or Schedule 1.2(b) of the Disclosure Letter setting forth the Assumed Contracts and the Assumed Leases in order to eliminate any Contract or Lease set forth therein (other than any Contract or Lease set forth in Part I of Schedule 1.2(a) or Part I of Schedule 1.2(b), respectively, of the Disclosure Letter, which may not be eliminated from Schedule 1.2(a) or Schedule 1.2(b), respectively, pursuant to this Section 2.9) at any time on or prior to the date that is five Business Days before the Auction.  Automatically upon the deletion of any Contract or Lease from Schedule 1.2(a) or Schedule 1.2(b) of the Disclosure Letter, as applicable, in accordance with this Section 2.9, it shall be an Eliminated Agreement for all purposes of this Agreement.

Section 2.10         Contingent Payment.

(a)           Notwithstanding anything to the contrary in this Agreement, (i) the Completion Costs shall be expended and the Project shall be completed and developed in Purchaser’s sole and absolute discretion, which discretion shall not be bound by the Completion Cost Projections in any way, and none of the Sellers, any lender to or creditor or direct or indirect equityholder of any Seller, or any other Person, shall have any right to control, approve, oversee or otherwise have any input into any expenditure of Completion Costs or any aspect of the completion or development of the Project, whether as to quality of materials or otherwise (it being specified, for the avoidance of doubt, that this Section 2.10(a)(i) shall not prevent Sellers from exercising their rights to dispute the Purchaser’s calculation of the Completion Amount in accordance with Sections 2.10(c) and (d)), (ii) the Purchaser shall have no obligation to complete or develop the Project and (iii) no Contingent Payment shall be due (x) if a hotel, casino and entertainment resort is not built at the Real Property or (y) if all or a material part of the Purchased Assets are sold or otherwise transferred to any Person or Persons (other than Affiliates of Purchaser) (except for a Contingent Payment payable in connection with a Third-Party Sale pursuant to Section 2.10(e)(ii), if due).

(b)           No later than 60 days after the date on which the Purchaser has prepared a preliminary budget for the completion and development of the Project (the “Completion Cost Projection Date”), the Purchaser shall deliver to the Sellers a written statement (the “Completion Cost Projections”) setting forth (i) in reasonable detail (x) the Purchaser’s calculation of the amount of the Completion Costs incurred through the Completion Cost Projection Date and (y) a projection of the estimated Completion Costs expected to be incurred after the Completion Cost Projection Date and (ii) the date on which (or range of dates within which) Purchaser anticipates that the Project will open for business to the general public.  Until the Completion Amount Statement is delivered, the Purchaser shall deliver to the Sellers, no later than 60 days after the end of each fiscal quarter of Penn that begins after the delivery of the Completion Cost Projections, an update of the Completion Cost Projections as of the end of such fiscal quarter.  The Completion Cost Projections and any update thereof (x) need not set forth any projected Completion Costs that are not reasonably estimable at the time the Completion Cost Projections or update thereof is being prepared or any Transaction-Related Completion Costs (it being specified, for the avoidance of doubt, that the Completion Costs described in this clause (x) shall constitute Completion Costs whether or not set forth in the Completion Cost Projections or in any update thereof) and (y) shall be for informational purposes only and shall not in any way affect the other provisions of this Section 2.10 (it being agreed, without limiting the generality of the foregoing, that the failure to include any Completion Costs in the Completion Cost Projections or any update thereof shall not preclude Purchaser from including such Completion Costs in the Completion Amount).

(c)           No later than 60 days after the earlier to occur of (x) the third anniversary of the date on which the Project opens for business to the general public (such third anniversary, the “Measurement Date”) and (y) the date on which the Purchaser consummates a sale of all of the Real Property and all or substantially all of the other Purchased Assets to any Person or group of affiliated Persons (other than Affiliates of Purchaser), provided that such transaction is consummated prior to the first anniversary of the Closing Date (such transaction consummated prior to the first anniversary of the Closing Date, a “Third-Party Sale”, and the date on which the

Third-Party Sale is consummated, the “Third-Party Sale Date”), as applicable, the Purchaser shall deliver to the Sellers a written statement (the “Completion Amount Statement”) setting forth in reasonable detail the Purchaser’s calculation of the amount of the Completion Costs and of the Contingent Payment (the “Completion Amount” and the “Purchaser Contingent Payment Calculation”, respectively).  From the date of delivery of the Completion Amount Statement until the earlier of the date that is 30 days thereafter (such 30-day period, the “Review Period”) and the date on which a Dispute Notice is delivered, the Purchaser shall provide the Sellers or their Representatives with reasonable access to the books, records and employees of the Purchaser, upon reasonable notice and during regular business hours, solely for the purpose of enabling the Sellers to review the Purchaser’s calculation of the Completion Amount, provided that the Sellers shall promptly reimburse the Purchaser for any costs, fees or expenses incurred in connection with such access.  As promptly as practicable after the date of delivery of the Completion Amount Statement, but in no event later than the last day of the Review Period, the Sellers shall deliver to the Purchaser a written statement (a “Dispute Notice”) setting forth their good faith objections, if any, to the calculation of the Completion Amount, it being agreed that the sole bases on which the Sellers may object to the calculation of the Completion Amount shall be that (i) any of the costs, fees or expenses included therein do not constitute Completion Costs as defined in this Agreement, (ii) the calculation of Completion Costs included therein is incorrect or (iii) any Completion Cost paid by Purchaser or an Affiliate thereof to Purchaser or an Affiliate thereof is not on arm’s-length terms (such disputed costs, fees or expenses included in the Completion Amount, the “Disputed Costs”, and the Purchaser’s calculation of each Disputed Cost, a “Purchaser Disputed Cost Calculation”).  The Dispute Notice shall set forth in reasonable detail the basis of any such objection, including the Sellers’ assertion as to the correct calculation of each such Disputed Cost and of the Contingent Payment (a “Seller Disputed Cost Calculation” and the “Seller Contingent Payment Calculation”, respectively).  The Sellers may not deliver a Dispute Notice unless the Seller Contingent Payment Calculation is at least $10,000,000 greater than the Purchaser Contingent Payment Calculation.  For purposes of illustration only, the Sellers may dispute a $50,000 fee paid to a third-party architect included in the Completion Amount on the grounds that it was paid for architectural services unrelated to the development or completion of the Project and therefore was not a Completion Cost as defined in this Agreement (i.e., that the Sellers’ calculation of this Disputed Cost was zero), or that such fee was in fact $40,000, but the Sellers may not dispute the fee on the grounds that such architectural services were unnecessary to complete or develop the Project, that similar services could have been obtained for a lower fee, that such fee was not included in the Completion Cost Projections or on any other basis.

(d)           If the Sellers do not deliver a Dispute Notice on or prior to the last day of the Review Period, the Completion Amount shall be the “Final Completion Amount” and shall be deemed final and binding on the Sellers and the Purchaser for all purposes of this Agreement.  If the Sellers deliver a Dispute Notice to the Purchaser on or prior to the last day of the Review Period, then any calculation of Completion Costs set forth in the Completion Amount Statement to which the Sellers do not object in the Dispute Notice shall be deemed final and binding on the Sellers and the Purchaser for all purposes of this Agreement (the aggregate amount of the Completion Costs set forth in the Completion Amount Statement not disputed in a Dispute Notice, the “Undisputed Completion Amount”), and the Sellers and the Purchaser shall use commercially reasonable efforts to reach agreement on the amount of the Disputed Costs.  If the Sellers and the Purchaser are unable to reach agreement on any such Disputed Costs within thirty days after the delivery of the Dispute Notice, the Sellers and the Purchaser shall refer (i) any such dispute with respect to Disputed Costs that are not Transaction-Related Completion Costs to a nationally recognized construction consulting firm reasonably satisfactory to the Purchaser and the Sellers and (ii) any such dispute with respect to Disputed Costs that are Transaction-Related Completion Costs to a nationally recognized accounting firm reasonably satisfactory to the Purchaser and the Sellers (such construction consulting firm and such accounting firm, together, the “Auditor”) for resolution and (A) each of the Purchaser and the Sellers shall have a reasonable opportunity to meet with the Auditor to provide their views to the Auditor with respect to such Disputed Costs, (B) each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall provide the other with copies of any information provided to the Auditor and shall not meet or communicate with the Auditor except in the presence of a Representative of the other and (C) the Auditor shall be instructed to deliver to the Purchaser and the Sellers within 30 days of such referral a written statement (the “Auditor’s Statement”) setting forth the Auditor’s calculation in accordance with this Agreement of the amount of each Disputed Cost (the Auditor’s calculation of each Disputed Cost, a “Finally Determined Cost”).  In calculating the Finally Determined Costs (the aggregate amount thereof, the “Finally Determined Cost Aggregate”), (x) the Auditor shall be limited to addressing the Disputed Costs referred to in the Dispute Notice and (y) any Finally Determined Cost shall be no less than the applicable Seller Disputed Cost Calculation and no more than the applicable Purchaser Disputed Cost Calculation.  The Finally Determined Costs shall be deemed final and binding on the Sellers and the Purchaser for all purposes of this Agreement and the “Final Completion Amount” shall be an amount equal to the Undisputed Completion Amount plus the Finally Determined Cost Aggregate.  The Purchaser will be responsible for and will pay the lesser of one half of all costs, fees and expenses of the Auditor and $50,000, and the Sellers will be responsible for and will pay all remaining costs, fees and expenses of the Auditor.  The provisions of Sections 2.10(c) and (d) shall be the sole remedy of the Parties with respect to any dispute in connection with the Contingent Payment.

(e)           The Contingent Payment, if due, shall be paid as follows:

  (i)          If the Measurement Date occurs and (x) the Final Completion Amount is less than $1,460,000,000 (the “Target Completion Amount”), the Purchaser shall pay to the Sellers, within 30 days of the date on which the Final Completion Amount is finally determined in accordance with this Section 2.10, an amount equal to 50% of the amount by which the Target Completion Amount exceeds the Final Completion Amount or (y) the Final Completion Amount is equal to or greater than the Target Completion Amount, no Contingent Payment shall be due.

 (ii)          If the Third-Party Sale Date occurs and (x) the Final Completion Amount is less than the amount of cash received by Purchaser at the consummation of the Third-Party Sale (the “Third-Party Sale Amount”), the Purchaser shall pay to the Sellers, within 30 days of the date on which the Final Completion Amount is finally determined in accordance with this Section 2.10, an amount equal to 33.33% of the amount by which the Third-Party Sale Amount exceeds the Final Completion Amount or (y) the Final Completion Amount is equal to or greater than the Third-Party Sale Amount, no Contingent Payment shall be due.

ARTICLE III
COURT APPROVAL

Section 3.1            Bid Protections.  Purchaser and the Sellers acknowledge that the Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or best offer for the Purchased Assets, including giving notice thereof to the creditors of the Sellers and other interested parties, providing information about the Purchased Assets to prospective bidders (subject to confidentiality agreements no less restrictive in the aggregate than the Confidentiality Agreement), entertaining higher or better qualified offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting the Auction.  As a result, the Parties agree to the Bidding Procedures.  The Sellers and the Purchaser agree, and the Sale Order shall reflect the fact that, the provisions of this Agreement, including this Article III and Section 8.3, are reasonable, were a material inducement to Purchaser to enter into this Agreement and are designed to achieve the highest or best offer for the Purchased Assets.

Section 3.2            The Sale Procedures Motion and Order.  The Sellers shall file a motion with the Bankruptcy Court in the form of Exhibit D hereto seeking the entry of the Sale Procedures Order within two Business Days of the date of this Agreement (the “Sale Procedures Motion”).  The Sellers will use their reasonable best efforts to cause the Bankruptcy Court to enter the Sale Procedures Order as soon as practicable after the filing of the Sale Procedures Motion.

Section 3.3            The Hearing and the Sale Order.  The Sellers shall use their reasonable best efforts to have the Hearing scheduled no later than January 27, 2010.  At the Hearing, if the Purchaser is the successful bidder in the Auction, the Sellers shall seek the entry of the Sale Order.  The Sale Order shall, among other matters:

(a)           approve this Agreement and the consummation of the Transaction upon the terms and subject to the conditions of this Agreement;

(b)           find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets to and the assumption of the Assumed Liabilities by the Purchaser and shall vest the Purchaser with title to the Purchased Assets free and clear of all Encumbrances (including, if the Sellers make the Section 2.2(b) Election, any Encumbrance arising from any Specified Retail Agreement), other than Permitted Encumbrances, and that the Retail Real Property is extinguished in its entirety as of the Closing;

(c)           find that the consideration provided by the Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchased Assets;

(d)           (i) authorize the Sellers to assume and assign to the Purchaser each of the Assumed Contracts and Assumed Leases and (ii) find that, as of the Closing Date, the Contracts and Leases to be assumed by the Sellers and assigned to the Purchaser pursuant to this

Agreement will have been duly assigned to the Purchaser in accordance with Section 365 of the Bankruptcy Code;

(e)           find that the Purchaser is a good faith purchaser of the Purchased Assets pursuant to Section 363(m) of the Bankruptcy Code;

(f)            find that the Purchaser did not engage in any conduct that would cause or permit this Agreement or the consummation of the Transaction to be avoided, or costs or damages to be imposed, under Section 363(n) of the Bankruptcy Code;

(g)           order that the Assumed Contracts and Assumed Leases will be transferred to, and remain in full force and effect for the benefit of, the Purchaser, notwithstanding any provision in any such Contract or Lease or any requirement of Applicable Law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or limits in any way such assignment or transfer;

(h)           approve any other agreement to the extent provided by this Agreement;

(i)            find that the Sellers gave due and proper notice of the Transaction to each party entitled thereto;

(j)            find that the Purchaser has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assumed Contracts and Assumed Leases and that the Purchaser has guaranteed the obligations of any assign which has assumed each Assumed Contract and Assumed Lease;

(k)           enjoin and forever bar the non-debtor party or parties to each Assumed Contract or Assumed Lease from asserting against the Purchaser or any of the Purchased Assets:  (a) any default, Claim, Liability or other cause of action existing as of the Closing Date whether asserted or not and (b) any objection to the assumption and assignment of such non-debtor party’s Assumed Contract or Assumed Lease;

(l)            find that, to the extent permitted by Applicable Law, the Purchaser is not a successor to any Seller or its bankruptcy estate by reason of any theory of law or equity, and the Purchaser shall not assume or in any way be responsible for any Liability of a Seller and/or its bankruptcy estate, except as otherwise expressly provided in this Agreement;

(m)          made expressly binding (based upon language satisfactory to the Purchaser) upon any United States bankruptcy court or trustee in the event of conversion of any of the Seller Chapter 11 Cases to chapter 7, appointment of a chapter 11 trustee in any Seller Chapter 11 Case, or transfer of venue of any Seller Chapter 11 Case to a bankruptcy court other than the Bankruptcy Court; and

(n)           order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1            Representations and Warranties of the Sellers.  Except as set forth in the correspondingly numbered Schedule of the Disclosure Letter delivered as of the date hereof by the Sellers to Purchaser (the “Disclosure Letter”), the Sellers hereby represent and warrant to the Purchaser as follows (and, as applicable in subsections (j) and (k) below, also covenants and agrees with the Purchaser):

(a)           Each of the Sellers is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to own, lease, develop and operate the Purchased Assets and to carry on its business as now being conducted.  Each of the Sellers is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for such failures to be duly licensed or qualified as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of Resort and Resort Capital is a direct wholly owned subsidiary of Resort Holdings.  Retail is a direct wholly owned subsidiary of Retail Mezzanine, and Retail Mezzanine is a direct wholly owned subsidiary of Retail Holdings.  None of the Sellers (i) owns, directly or indirectly, any capital stock or other equity interests in any Person that is not a Seller, or any securities convertible into or exchangeable or exercisable for any capital stock or other equity interests in any Person, (ii) has any obligation to acquire any capital stock or other equity interests in any Person, or any securities convertible into or exchangeable or exercisable for any capital stock or other equity interests of any Person, or to make any investment in any Person, (iii) is a party to any partnership, limited liability company, joint venture or similar agreement, other than, in the case of any Seller other than Resort Capital, the limited liability company agreement of such Seller or the limited liability company agreement of another Seller or (iv) has at any time conducted any business or operations other than in connection with the Project.

(b)           Each of the Sellers has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is (or will become) a party and to perform its obligations hereunder and thereunder (subject to the entry of the Sale Procedures Order and, in the case of the obligation to consummate the Transaction, to the entry of the Sale Order).  The execution, delivery and performance by each of the Sellers of this Agreement and the Transaction Documents to which it is (or will become) a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or limited liability company action on the part of each such Seller and no other corporate or limited liability company action on the part of each such Seller is necessary to authorize this Agreement and such Transaction Documents and to consummate the transactions contemplated hereby and thereby (subject, in the case of the obligation to consummate the Transaction, to the entry of the Sale Order).  This Agreement and the Transaction Documents to which each of the Sellers is (or will become) party have been (or will be) duly and validly executed and delivered by each such Seller and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than such Seller) constitute (or will constitute) valid and binding obligations of each such Seller enforceable against each such Seller in accordance with their terms (subject to the entry of the Sale Procedures Order and, in the case of the obligation to consummate the Transaction, to the entry of the Sale Order).

(c)           The execution, delivery and performance by each Seller of this Agreement and the Transaction Documents to which it is (or will become) party do not, and the consummation by them of the transactions contemplated hereby and thereby will not, (i) conflict with or result in the breach of any provision of the organizational documents of any Seller (subject, in the case of each Retail Seller’s obligation to consummate the Transaction, to the entry of the Sale Order), (ii) conflict with, violate or result in the breach by any Seller of any Applicable Law, (iii) require any Seller to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the filing of the Seller Chapter 11 Cases by the Retail Sellers, the entry of the Sale Procedures Order and, in the case of the performance of the obligation to consummate the Transaction, the entry of the Sale Order, (iv) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any Assumed Contract, material Contract, Specified Contract, Assumed Lease, material Lease, Specified Insurance Policy or Permit (subject, in the case of the assumption and assignment to Purchaser of any Assumed Contract or Assumed Lease that by its terms requires consent to assignment, to the entry of the Sale Order) or (v) result in any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets, except, in the case of clauses (ii) and (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           Except for all Claims or pending motions that have been asserted or filed prior to the date hereof by third parties against the Sellers in the Seller Chapter 11 Cases, including any adversary proceedings in connection therewith, there is not pending or, to the Knowledge of the Sellers, threatened, any action, suit, proceeding, claim, investigation, application or complaint (whether or not purportedly on behalf of a Seller) against or affecting a Seller which in any way could materially and adversely affect the Purchased Assets, the Assumed Liabilities or the Project, in law or in equity, or which could affect the validity of this Agreement.

(e)           Except as provided in (i) this Agreement, (ii) the Retail Master Lease (provided that the Section 2.2(b) Election has not been made), (iii) as of the date hereof, the Deeds of Trust and (iv) any bids made by any Person in connection with the Auction, no Person has any written or oral agreement or option, right of first refusal, right of first offer, right of first negotiation or similar right for the purchase, sale or other disposition of all or any of the Purchased Assets.

(f)            Resort (i) has good and marketable fee simple title to, and, subject to the Retail Master Lease and the COREA (provided that the Section 2.2(b) Election has not been made), the exclusive right to possess, use and occupy, the Owned Real Property, and (ii) owns, or has a valid leasehold interest in, the tangible personal property constituting Purchased Resort Assets, in each case free any clear of Encumbrances other than Permitted Encumbrances.  The Owned Real Property constitutes all of the owned real property of the Resort Sellers, and there is no real property used in connection with the Project which is not a Purchased Asset.  The Retail

Real Property consists of valid property interests owned by Retail (provided that the Section 2.2(b) Election has not been made), and Retail owns, or has a valid leasehold interest in, the tangible personal property constituting Purchased Retail Assets in each case free any clear of Encumbrances other than Permitted Encumbrances.

(g)           The Books and Records have been maintained in material compliance with all applicable material legal requirements and fairly reflect, in all material respects, all dealings and transactions in respect of the Purchased Assets, the Assumed Liabilities or the Project.

(h)           Attached as Schedule 4.1(h) of the Disclosure Letter is a complete and accurate schedule of all Permits currently required for the construction and development of the Project in accordance with the specifications and the most recent set of plans released by the Project’s architects, Bergman Walls & Associates, Ltd., which specifications and plans have been provided to the Purchaser prior to the date hereof.  To the Knowledge of the Sellers, each Permit is in full force and effect, the Sellers are in compliance in all material respects with their terms and conditions, all required renewal applications have been timely filed and no proceeding is pending or threatened to revoke or limit any Permit.

(i)            To the Knowledge of the Sellers, the Sellers and the Project are and have been in material compliance with all Applicable Laws (but excluding any Environmental Laws).  The Sellers have not received a written notice of any investigation or review by any Governmental Authority with respect to the Real Property or the Project that is pending, and, to the Knowledge of the Sellers, no investigation or review is threatened, nor has any Governmental Authority indicated any intention to conduct the same.

(j)            Schedule 4.1(j) of the Disclosure Letter sets forth a complete and accurate list of the material Contracts and the material Leases.  No Person that is not a Seller has any right to possess the Real Property except pursuant to a Lease listed on Schedule 4.1(j) or any right to use or occupy the Real Property except pursuant to a Lease or Contract listed on Schedule 4.1(j).  Except for any breach or default that results from the insolvency of a Seller or the commencement of the Seller Chapter 11 Cases and any breach or default to be cured through the payment of the Cure Costs, (i) no Seller is in material breach or default under any Assumed Contract, Specified Contract or Assumed Lease and (ii) there is not and, to the Knowledge of the Sellers, there has not been claimed or alleged by any Person any existing event or condition which (with or without notice or lapse of time or both) would result in a material breach or default by any Seller under any Assumed Contract, Specified Contract or Assumed Lease.  To the Knowledge of the Sellers, (i) no other party to any Assumed Contract, Specified Contract or Assumed Lease is in material breach or default thereunder and (ii) there is not and there has not been claimed or alleged by any Person any existing event or condition which (with or without notice or lapse of time or both) would result in a material breach or default by any other party under any Assumed Contract, Specified Contract or Assumed Lease.  Each of the Assumed Contracts, Specified Contracts and Assumed Leases is in full force and effect and is valid and binding on the Seller party thereto (except for any breach or default that results from the insolvency of a Seller or the commencement of the Seller Chapter 11 Cases and any breach or default to be cured through the payment of the Cure Costs), and, to the Knowledge of the Sellers, each other party thereto, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.  The Sellers have made available to the Purchaser complete and accurate copies of each of the Assumed Contracts (other than any “Purchase Order Contracts” referenced in item 1 of Part II of Schedule 1.2(a), provided that the Sellers represent, warrant, covenant and agree that they shall have provided to the Purchaser, at least 10 Business Days prior to the date of the Auction, a complete and accurate copy of any such Purchase Order Contract that has not as of such time been eliminated from Part II of Schedule 1.2(a) pursuant to Section 2.9), Specified Contracts and Assumed Leases.

(k)           Except for any fee approved by the Bankruptcy Court payable to a financial advisor of the Sellers upon consummation of the Transaction, the Sellers have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement (a “Seller Broker Fee”).  The Sellers represent, warrant, covenant and agree that none of the Purchaser or any of its Affiliates will have any Liability in connection with any Seller Broker Fee.

(l)            To the Knowledge of the Sellers, the Real Property and the use thereof are and have been in material compliance with all Environmental Laws, except as specifically disclosed in Environmental Reports made available to the Purchaser or which would not reasonably be expected, individually or in the aggregate, to result in the owner or operator of the Real Property incurring future material Liability under Environmental Laws.  Except as disclosed in Environmental Reports made available to the Purchaser:  (i) to the Knowledge of the Sellers, the Sellers and the Real Property are and have been in compliance with Environmental Laws, including any Environmental Permits, except for such non-compliance that in each case or in the aggregate would not reasonably be expected, individually or in the aggregate, to result in future material Liability; (ii) no Seller is subject to any pending Claim or, to the Knowledge of the Sellers, threatened Claim alleging either or both that a Seller or any aspect of the Project may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under Environmental Law, except for such Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) to the Knowledge of the Sellers, no Hazardous Substances have been, stored, treated, disposed of, arranged for disposal or treatment of, transported, handled, manufactured, distributed, or released on, under or from the Real Property, except in compliance with Environmental Laws.  The Sellers have received a “no further action” letter from the NDEP with respect to UST#1; to the Knowledge of the Sellers, no leakage or soil or groundwater contamination was caused by or resulted from UST#2, UST#2 was removed from the Real Property and properly disposed of offsite in accordance with applicable Environmental Laws and to the satisfaction of NDEP, and the Sellers have not received written notice from NDEP or any other Person that any further action is required or recommended with respect to UST#2; and Sellers have not received written notice from NDEP or any other Person that there are any requirements for obtaining a “no further action” letter with respect to UST#3 and UST#4 other than completion of the Soil Removal in accordance with the letter from NDEP dated April 24, 2008.  Except as disclosed in Environmental Reports made available to the Purchaser, the groundwater treatment system for the dewatering system on the Real Property has been approved by NDEP, such groundwater treatment system and dewatering system have been operated in material compliance with all NDEP requirements, applicable Permits, and Environmental Laws, and the applicable discharge limits and standards set forth in the discharge Permit have not been exceeded since July 16, 2009.  To the Knowledge of the Sellers, no correspondence, complaint or other notice has been received by the Sellers pertaining to violations of or Liability under Environmental Laws relating to the Real Property.

(m)          The Sellers have not received any written notice of any, and, to the Knowledge of the Sellers, there is no threatened or pending, eminent domain, condemnation or rezoning proceedings, or any sale or other disposition in lieu of eminent domain or condemnation, with respect to the Real Property or any part of the Real Property or for the relocation in the immediate vicinity of the Real Property of roadways or streets providing access to or egress from the Owned Real Property.

(n)           The Agreed Budget includes, to the Knowledge of the Sellers, a reasonable projection of the costs, fees and expenses in connection with the Stabilization of the Project for the period set forth in the Agreed Budget.  All buildings, fixtures and improvements located on or in the Real Property (x) to the Knowledge of the Sellers, are free from any material Defect, normal deterioration, wear and tear excepted and (y) are in material compliance with all Applicable Laws, including building, zoning and other applicable land use laws, ordinances, codes and regulations.  No Seller (or, to the Knowledge of the Sellers, any Affiliate thereof) has received written notice from any insurance company, bonding company, contractor, Governmental Authority or other Person of any material Defect or inadequacy in any part of the Real Property.

(o)           The Sellers own, or have the right to use, all of the Purchased Intellectual Property.  To the Knowledge of the Sellers, Sellers own all Purchased Intellectual Property that Seller Employees have created while in the scope of their employment, including copyrights in works made for hire and patents.  There is no registered Purchased Intellectual Property or material Contract with respect to Purchased Intellectual Property pursuant to which the Sellers have granted any Person the right to reproduce, distribute, market or exploit the Purchased Intellectual Property Rights (other than Licensed Intellectual Property), excluding instances where Sellers have granted a third party the right to use the Purchased Intellectual Property strictly in the marketing materials or professional portfolios of such third party, which materials or portfolios reference such third party’s work in connection with the Project.  There is no action pending, or to the Knowledge of the Sellers, threatened that challenges the validity of ownership or use of any Purchased Intellectual Property.  To the Knowledge of the Sellers, no third party’s operations or products infringe on the Purchased Intellectual Property (other than the Licensed Intellectual Property) in any material respect, and to the Knowledge of the Sellers, no third party’s operations or products infringe on the Licensed Intellectual Property within the State of Nevada.  To the Knowledge of the Sellers, the Sellers’ use of the Purchased Intellectual Property does not infringe in any material respect on the Intellectual Property Rights of any other Person.  Neither the Sellers nor, to the Knowledge of the Sellers, any of their Affiliates have received during the preceding two years any written claim of infringement with respect to any Purchased Intellectual Property.

(p)           Schedule 4.1(p) of the Disclosure Letter sets forth a complete and accurate list of all material insurance policies, including the Specified Insurance Policies, with respect to which a Seller is a party, a named insured or otherwise the beneficiary of coverage with respect to any of the Purchased Assets, the Assumed Liabilities or the Project.  There is no material claim by a Seller pending under any such policies which has been denied or disputed by the insurer.  To the Knowledge of the Sellers, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Sellers with respect to any such policy which is not replaceable by the Sellers on substantially similar terms prior to the date of such cancellation.  To the Knowledge of the Sellers, as of the date hereof no insurer of any policy listed on Schedule 4.1(p) of the Disclosure Letter has been declared insolvent or placed in receivership, conservatorship or liquidation.

(q)           (i) All material Tax Returns required to be filed by or on behalf of each Seller with respect to the Project, the Purchased Assets or the Assumed Liabilities have been timely filed (taking into account extensions), (ii) all such Tax Returns were correct and complete, and (iii) all Taxes shown as due on such Tax Returns have been paid.  During the last three years, no claim has been made by any taxing authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction with respect to the Project, the Purchased Assets or the Assumed Liabilities.  All amounts required to be withheld and paid to the relevant taxing authority in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, in each case relating to the Sellers, the Project, the Purchased Assets or the Assumed Liabilities, have been, in all material respects, withheld and paid by or on behalf of each Seller.  No audit, administrative proceeding or judicial proceeding, that involves a material amount of Tax and relates to the Project, the Purchased Assets or the Assumed Liabilities is pending or threatened in writing.  None of the Purchased Assets are (A) tax exempt use property under Section 168(h) of the Code, (B) tax-exempt bond financed property under Section 168(g) of the Code, (C) in the case of Purchased Assets with respect to which a Seller is a lessor, limited use property within the meaning of Revenue Procedure 2001-28, or (D) treated as owned by any other Person for purposes of Section 168 of the Code.

(r)            Subject to the entry of the Sale Order and any order approving the assumption and assignment of the Assumed Contracts and Assumed Leases and the payment of the Cure Costs, if applicable, the Sellers have complied with all requirements of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Purchased Assets (including the assumption and assignment to Purchaser of any Assumed Contracts and Assumed Leases) to, and the assumption of the Assumed Liabilities by, the Purchaser pursuant to this Agreement.

(s)           Schedule 4.1(s) of the Disclosure Letter sets forth a complete and accurate list of the material Equipment owned by the Sellers and primarily used or intended to be used in connection with the Project.

(t)            Since the date of this Agreement, there has not been any change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u)           After giving effect to the Closing, none of the Sellers or, to the Knowledge of the Sellers, their Affiliates will own or have the right to use any assets, properties or rights that are or are intended to be used primarily in the Project (other than the assets, properties and rights of Affiliates of the Sellers (other than the Sellers) set forth on Schedule 4.1(u) of the Disclosure

Letter (“Affiliate Assets”) and any asset, property or right of the Sellers’ general contractor in its capacity as such).  None of the Sellers has any right, title or interest to or in any Affiliate Asset.

(v)           Sellers have made available to Purchaser complete and accurate copies of (i) all Seller Benefit Plans (or a description thereof) in which current Seller Employees are eligible to participate and (ii) all Employment Agreements with any current Seller Employee, and Schedule 4.1(v) of the Disclosure Letter sets forth a complete and accurate list of the Seller Benefit Plans and Employment Agreements.  Neither the Sellers nor any of their respective ERISA Affiliates has, within the six year period prior to the date of this Agreement, maintained, established, sponsored, participated in, or contributed to, any Seller Benefit Plan or any other benefit or compensation arrangement that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and subject to Title IV of ERISA or Section 412 of the Code, including any Multiemployer Plan.

(w)          No Seller is a party to any labor or collective bargaining agreement with a union, works council, trade union or other employee organization (a “Labor Agreement”).  With respect to the Project, (A) no labor organization or group of employees of the Sellers has made a pending demand for recognition or certification, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past five years, and (B) the Sellers are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(x)            (i) Until suspension of construction of the Project on June 9, 2009, the Sellers planned, designed and constructed the Project in a manner calculated to attain LEED Certification of the Project; (ii) to the Knowledge of Sellers and based upon their calculations, the methods of construction used at the Project prior to the suspension of construction on June 9, 2009 and the materials submitted by Sellers and their Representatives to the GBCI, each of the four components of the Project (as described in the application for LEED Certification submitted to GBCI by the Sellers) would achieve LEED Certification if the Project was completed in accordance with such calculations, methods and materials and the Sellers’ plans and designs for the Project; (iii) the Project qualifies as a “Pre-2007 LEED project” under the applicable Nevada Revised Statutes and regulations; (iv) the Sellers have preserved all material correspondence, applications, agreements, certifications, affidavits, documents, files, studies, reports, materials, and information in the possession or control of the Sellers that is related to LEED Certification or to any federal, state, local or utility benefits or incentives relating to LEED Certification, including all documents, materials and information submitted or required to be submitted by any Seller or any of its Representatives to the USGBC, GBCI, the Nevada Office of Energy, or the Nevada Department of Taxation; and (v) to the Knowledge of Sellers, none of the USGBC, GBCI, the Nevada Office of Energy, or the Nevada Department of Taxation has taken or failed to take any action that would materially and adversely affect the ability to achieve LEED Certification of the Project or to maintain the Tax benefits associated therewith or the Project’s designation as a “Pre-2007 LEED project” under the applicable Nevada Revised Statutes and regulations.

Section 4.2            Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Sellers (and, as applicable in subsection (d) below, also covenants and agrees with the Sellers) as follows:

(a)           The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Purchaser is an indirect wholly owned subsidiary of Penn.

(b)           The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is (or will become) a party and to perform its obligations hereunder and thereunder (subject, in the case of the obligation to consummate the Transaction, to the entry of the Sale Order).  The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which it is (or will become) a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate proceeding on the part of the Purchaser is necessary to authorize this Agreement and such Transaction Documents and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Transaction Documents to which the Purchaser is (or will become) a party have been (or in the case of Transaction Documents to be executed and delivered after the date hereof, will be) duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by all parties hereto and thereto other than the Purchaser) constitutes (or will constitute) valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms (subject, in the case of the obligation to consummate the Transaction, to the entry of the Sale Order).

(c)           The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents to which it is (or will become) party do not, and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, (i) conflict with or result in the breach of any provision of the organizational documents of the Purchaser, (ii) conflict with, violate or result in the breach by the Purchaser of any Applicable Law, or (iii) require the Purchaser to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order, except, in the case of clauses (ii) and (iii), as would not prevent or materially impair the ability of the Purchaser to consummate the Transaction or to perform its obligations hereunder.

(d)           The Purchaser has incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement (a “Purchaser Broker Fee”).  The Purchaser represents, warrants, covenants and agrees that none of the Sellers or any of their Affiliates will have any Liability in connection with any Purchaser Broker Fee.

(e)           The Purchaser (i) as of the date that is five Business Days after the date hereof will have at least $107,503,734 in cash, and at the Closing will have at least $53,500,000 in cash (in each case, without giving effect to any available borrowings under revolving commitments of the Purchaser or Penn and its subsidiaries), and (ii) has not incurred any obligation, commitment, restriction or liability of any kind that would materially impair the Purchaser’s ability to use such funds to satisfy its payment and funding obligations under this Agreement and the DIP Facility contemplated to be performed at or prior to the Closing.

ARTICLE V
COVENANTS

Section 5.1            Interim Covenants of the Sellers.  Between the date hereof and the Closing Date, except (x) as required or expressly permitted pursuant to this Agreement, (y) with the prior written consent of Purchaser, or (z) as may be required by order of the Bankruptcy Court, provided that no Seller petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such order of the Bankruptcy Court, the Sellers (and, as applicable, each Seller) shall:

(a)           Stabilize the Project in accordance with the Stabilization Plan, provided, that the failure to so Stabilize the Project shall not be deemed to be a breach of this Section 5.1(a) to the extent such failure is caused by Purchaser’s failure to comply with its funding obligations under the DIP Facility in accordance with its terms,

(b)           comply with Articles V, VI and VIA of the DIP Facility as if fully set forth herein,

(c)           use commercially reasonable efforts to maintain the Permits (it being acknowledged and agreed that no Seller shall be obligated to proceed with any construction or development activities in connection with such efforts to maintain Permits),

(d)           use commercially reasonable efforts to preserve the goodwill, if any, and business relationships, if any, in connection with the Project,

(e)           (i) perform in all material respects all of its obligations under the Assumed Contracts, the Specified Contracts, the Assumed Leases and the Specified Insurance Policies (other than, in the case of any Assumed Contract or Assumed Lease, any payment obligation thereunder that, to the extent not performed, will be cured through payment of the Cure Costs), except as otherwise specified in Schedule 5.1(e)(i) of the Disclosure Letter, (ii) not grant any material Consent under any Assumed Contract, Specified Contract, Assumed Lease or Specified Insurance Policy, (iii) not modify, amend or terminate in any material respect any Lease, Specified Contract, Specified Insurance Policy or material Contract, or enter into any Lease or material Contract and (iv) reasonably cooperate with Purchaser in connection with Purchaser’s efforts to seek the assignment of the Specified Insurance Policies to Purchaser or its designee,

(f)            comply with all Applicable Laws in all material respects,

(g)           maintain its Books and Records,

(h)           not sell, pledge, assign, lease, license, or cause, permit or suffer the imposition of any Encumbrance (other than Permitted Encumbrances) on, or otherwise dispose of, any of the Purchased Assets,

(i)            not enter into a plan of consolidation, merger, share exchange or reorganization with any Person or adopt a plan of complete or partial liquidation,

(j)            not incur any material Liabilities that are Assumed Liabilities,

(k)           not waive, release or assign any material rights or claims that would otherwise constitute a Purchased Asset,

(l)            not enter into any Contract the effect of which would be to grant to a third party any license to use any Purchased Intellectual Property,

(m)          not enter in any settlement, consent decree or other agreement or arrangement with a third party or Government Authority that would materially limit or materially and adversely impact the way the Project may be Stabilized, developed or operated after the Closing or would require the payment by the Purchaser or any Affiliate thereof of any material funds after the Closing,

(n)           not expend any Insurance Proceeds (except for any Insurance Proceeds paid to Purchaser as required pursuant to the DIP Facility),

(o)           not take any action, nor permit any action to be taken, which could reasonably be expected to materially adversely affect the current zoning or land use entitlements of future development of any Real Property or the present or future use of any Real Property,

(p)           deliver to the Purchaser and its counsel, prior to the filing thereof, all pleadings, motions and other documents to be filed by or on behalf of any Seller and relating directly to the Transaction, it being understood that this Section 5.1(p) shall not require the Sellers to deliver to the Purchaser any such information about a bidder for the Purchased Assets other than Purchaser or a bid other than Purchaser’s bid prior to the dates described in the Bidding Procedures,

(q)           preserve all material reports, data, documents, and cost information relating to the Soil Removal, and provide copies thereof to Purchaser promptly upon their receipt or preparation by Sellers, and

(r)            not enter into any agreement (whether written or oral) to do any of the foregoing, or authorize or publicly announce an intention to do any of the foregoing.

Section 5.2            Closing Documents.  The Parties shall proceed diligently and in good faith to attempt to settle, at or before the Closing or such earlier date as may be expressly set forth herein, the contents of all Closing Documents to be executed and delivered by the Sellers and the Purchaser; provided, however, that, in the case of any Closing Documents (if any) to be executed and delivered in the forms attached hereto as Exhibits, such forms shall not be subject to further negotiations and the Sellers, on the one hand, and the Purchaser, on the other hand, shall provide all details and/or information necessary to complete such documents, subject to the other’s approval of the accuracy of such details and information, such approval not to be unreasonably withheld, conditioned or delayed.

Section 5.3            Notice of Default.

(a)           The Sellers shall, promptly and in any event within five Business Days of receipt or sending thereof, as applicable, provide to the Purchaser:  (i) a copy of any written notices of any material breach or default that any Seller receives in respect of any material Contract related to the Project or any Assumed Contract, Specified Contract, Assumed Lease or Specified Insurance Policy and any written notices of breach or default under any such Contract, Assumed Lease or Specified Insurance Policy that it sends to another Person, in either case after the date of this Agreement, and (ii) any state or federal environmental Orders that would reasonably be expected to result in a material Liability issued by any Governmental Authorities having jurisdiction and relating to the Real Property.  In addition, the Sellers shall use commercially reasonable efforts to promptly provide to the Purchaser a copy of any written notices of any material breach or default of which Sellers become aware that any Affiliate of a Seller receives in respect of any material Contract related to the Project or any Assumed Contract, Specified Contract, Assumed Lease or Specified Insurance Policy and any written notices of breach or default under any such Contract, Assumed Lease or Specified Insurance Policy that any such Affiliate sends to another Person, in either case after the date of this Agreement.

(b)           The Sellers, on the one hand, and the Purchaser, on the other hand, shall promptly notify the other of:

  (i)          any notice or other communication received by such Party from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

 (ii)          any inaccuracy of any representation or warranty of such Party contained in this Agreement at any time that would make such representation or warranty false in any material respect; and

(iii)          any breach of any covenant or agreement of such Party contained in this Agreement at any time.

(c)           Notwithstanding anything to the contrary in this Agreement, delivery of any notice pursuant to Section 5.3(b) and any access to or provision of information (including pursuant to Section 5.4) shall not modify any of the representations, warranties, covenants or agreements of the Parties (or rights or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

Section 5.4            Access to Information.

(a)           The Sellers agree that prior to the Closing, the Purchaser shall be entitled, through its Representatives (including its legal advisors and accountants), to make such investigation of the Project, the Purchased Assets and the Assumed Liabilities and such examination of the Books and Records (other than the Excluded Books and Records to the extent the Sellers are not required to provide a copy thereof pursuant to the proviso to Section 2.2(a)(vi)) and the Project Documents as it reasonably requests and to make extracts and copies of such Books and Records and Project Documents at Purchaser’s sole cost and expense.

Purchaser shall also have the right to perform or conduct, at its sole cost and expense and without the consent of the Sellers, physical and environmental inspections, sampling and testing (including Phase I and Phase II examinations), zoning and land use investigations and surveys of the Real Property, and any investigations that Purchaser determines to be necessary or useful to evaluate matters relating to LEED Certification (provided, however, that (a) Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates from and against any Claims resulting or arising from damage caused by such inspections, sampling, testing, investigations and surveys, and (b) the costs, fees and expenses of remediation or repair of any such damage shall not be Remediation Costs or otherwise included in the Remediation Amount).  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and in a manner that minimizes disruption to the activities of any Seller conducted at the Project site.  The Sellers shall each cause their respective Representatives to cooperate with Purchaser and its Representatives in connection with such investigation and examination.  In connection with the Purchaser and/or its Representatives’ access to the offices and other facilities of the Sellers, the Purchaser and/or its Representatives shall be accompanied at all times by a Representative of the Sellers unless the Sellers otherwise agree, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities.  Notwithstanding anything to the contrary set forth in this Section 5.4(a), (x) no access to, or examination of, any information or other investigation by the Purchaser and/or its Representatives shall be permitted to the extent that it would require disclosure of information subject to attorney-client or other privilege and (y) the Sellers shall as soon as reasonably practicable provide Purchaser with access to any information provided during the period from the date hereof through the date of the Sale Order to any prospective purchasers of all or any part of the Purchased Assets not previously provided to Purchaser.

(b)           From and after the Closing until the date that is 24 months after the Closing Date, the Purchaser agrees to provide the Sellers with reasonable access to Books and Records (and allow the Sellers to make extracts and copies of such Books and Records during such access) in connection with the Seller Chapter 11 Cases or any other proceeding or action relating thereto at the Sellers’ sole cost and expense; provided, that the Purchaser will not be required to provide any such access in connection with any Claim by or against Purchaser or any of its Affiliates or any of their respective Representatives.  Any such access shall be during regular business hours upon reasonable advance notice and in a manner that minimizes disruption to the  business, operations and activities of the Purchaser and its Affiliates.  In connection with the Sellers’ access to the Books and Records, the Sellers shall be accompanied at all times by a Representative of the Purchaser unless the Purchaser otherwise agrees, shall not materially interfere with the use and operation of the offices and other facilities of the Purchaser and its Affiliates, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities.  Notwithstanding anything to the contrary set forth in this Section 5.4(b), (x) no access to, or examination of, any information or other investigation by the Sellers shall be permitted to the extent that it would require disclosure of information subject to attorney-client or other privilege and (y) the Purchaser will not be required to preserve or otherwise retain any Books and Records.  For the avoidance of doubt, nothing in this Section 5.4(b) (i) shall require the Purchaser or any other Person to provide any testimony or evidence or (ii) shall modify or otherwise affect the Sellers’ obligations under Section 5.11(b).

Section 5.5            Assets Held by Affiliates of Sellers; Joint and Several Obligations.

(a)           To the extent that any Person that is an Affiliate of any Seller (other than the Sellers) holds at or prior to the Closing any material asset, property or right related to the Project that would be a Purchased Asset (disregarding for this purpose Section 2.1(o)) if a Seller held such asset, property or right (other than the Affiliate Assets and any asset, property or right of the Sellers’ general contractor in its capacity as such), the Sellers shall use commercially reasonable efforts to cause such Person to promptly transfer such asset, property or right to a Resort Seller, and upon such transfer such asset, property or right shall be deemed to be a Purchased Asset under this Agreement, it being agreed that the Sellers’ obligations under this Section 5.5(a) shall continue after the Closing in respect of any such asset, property or right that is not transferred to a Resort Seller pursuant to this Section 5.5(a) at or prior to the Closing.

(b)           All of the Liabilities of the Sellers under this Agreement are joint and several Liabilities.

Section 5.6            Required Approvals.

(a)           The Sellers and the Purchaser shall reasonably cooperate with each other with respect to (i) all filings with, notices to and Consents from Governmental Authorities and other Persons that Purchaser elects to make or obtain or, pursuant to Applicable Law, shall be required to make or obtain, or that are otherwise necessary or useful, and (ii) any discussions or other communications with Governmental Authorities or other Persons, in each case in connection with (A) the transactions contemplated by this Agreement, (B) the transfer of each of the Permits to Purchaser or its designee in connection with the Closing, (C) LEED Certification, or (D) the development of the Project or the ownership of the Purchased Assets from and after the Closing. Without limiting the generality of the foregoing, the Sellers shall (1) promptly provide to the Purchaser a copy of any written notice or other communication in respect of any Permit that is received or sent by or on behalf of (x) any Seller or (y) any contractor or subcontractor that is or was performing work for the Project, a copy of which is obtained by any Seller and (2) otherwise keep the Purchaser informed on a reasonably current basis of the status of each of the Permits.  Prior to the revocation of the Nevada general contractor license of the Sellers’ current general contractor, Turnberry West Construction, Inc. (“TWC”), the Sellers shall use commercially reasonable efforts to cause TWC to transfer the Permits issued to TWC to a general contractor reasonably satisfactory to the Purchaser and the Sellers and to obtain all Consents from Governmental Authorities required in connection therewith, and shall reasonably cooperate with Purchaser in connection with the foregoing.

(b)           The Purchaser, on the one hand, and the Sellers, on the other hand, shall use their respective commercially reasonable efforts to consummate the Transaction as promptly as practicable upon the terms and subject to the conditions contained in this Agreement and to refrain from any action that is reasonably likely to materially delay, impede or frustrate the satisfaction of any condition in Section 6.1 or 6.2, respectively.

(c)           The Purchaser will use its best efforts to, and to cause its Affiliates to, take all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority, whether by judicial or administrative action, challenging this Agreement or the consummation of the transactions contemplated hereby or the performance of obligations hereunder under any antitrust law.  The Purchaser will, and will cause its Affiliates to, commit to and effect, by consent decree, hold separate orders, trust, and otherwise, the divestiture of any Purchased Assets and permit and suffer to be imposed on it any other restrictions on any of its activities or any Purchased Assets as may be necessary to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order relating to any antitrust challenge by any Governmental Authority that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby.

Section 5.7            No Acquisition of Revolving Commitments.  The Purchaser shall not, and shall cause its Affiliates not to, acquire any revolving commitments under the Existing Credit Facility.

Section 5.8            Publicity.  Except as required by Applicable Law (including any Order by the Bankruptcy Court) or for any filings by the Sellers with the Bankruptcy Court, the Sellers shall not issue any press release or make any public statement or comment concerning this Agreement or the Transaction without the Purchaser’s consent, provided, that the Sellers may issue any such press release or make any such public statement in connection with the Auction following the reasonable prior review thereof and comment thereon by Purchaser (which comments shall be reasonably considered by the Sellers).

Section 5.9            Employee Matters.

(a)           Prior to the Closing, the Purchaser may offer to employ each current Seller Employee that Purchaser selects in its sole discretion to become an employee of Purchaser commencing as of the Closing.  Offers of employment to Seller Employees who are not subject to, or otherwise covered by, a Labor Agreement, shall be on an “at-will” basis; provided, that, any such “at-will” employment offers will (i) be contingent on the Closing occurring; (ii) be subject to and in compliance with the Purchaser’s standard human resources, ethics and compliance policies and procedures; (iii) supersede any prior employment agreements and (iv) be contingent on each Seller Employee (A) completing, in a manner reasonably satisfactory to the Purchaser, an employment application (including work status verification), (B) passing a standard background check of the Purchaser, and (C) signing such covenants and other contractual provisions as the Purchaser may in its discretion require in the ordinary course of its business; provided, further, that nothing in this Section 5.9(a) requires the Purchaser to employ any Seller Employee for any period of time after the Closing.  For purposes of this Agreement, each Seller Employee who receives such an offer of employment shall be referred to as an “Offeree”.  Each Offeree who accepts such offer prior to the Closing shall be referred to herein as a “Transferred Employee”.  The Sellers hereby agree to waive any condition or restriction that they may have the contractual right to impose on the hiring and employment by Purchaser of any Seller Employee, effective as of the Closing Date (other than any such covenants not to disclose confidential information of any Seller to any Person other than Purchaser or any Affiliate thereof).  Following the date of this Agreement, the Sellers shall allow the Purchaser reasonable access upon reasonable advance notice to meet with and interview Seller Employees, whom Purchaser has identified as potential Offerees, during normal business hours; provided, however, that such access shall not unduly interfere with the conduct of the Auction or the maintenance or Stabilization of the Purchased Assets or the Project prior to the Closing.

(b)           Sellers shall be responsible for providing any notice to all Seller Employees required pursuant to the WARN Act with respect to any layoff or plant closing that occurs prior to or on the Closing Date and to each Excluded Employee required pursuant to the WARN Act with respect to any layoff or plant closing that occurs after the Closing Date, and Sellers shall be solely liable for all Liabilities with respect to the WARN Act or the failure to provide any such notice in a timely manner.

(c)           Sellers agree and acknowledge that the Sellers shall continue to offer or otherwise ensure access to coverage under a U.S. group health plan to any Seller Employee, or their qualified beneficiaries under COBRA (“COBRA Beneficiaries”), after the Closing Date and for any period necessary in order to fulfill Seller’s health care continuation coverage obligations, if any, under COBRA.  Sellers shall ensure none of Purchaser or its Affiliates, nor their respective Seller Benefits Plans, are required to provide such COBRA continuation coverage or any alternative coverage, nor have any Liability under COBRA, arising on or before the Closing Date, with respect to any COBRA Beneficiary subsequently covered or required to be covered under a U.S. group health plan maintained by Purchaser.  Sellers shall be solely responsible for providing COBRA continuation coverage, including to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement, in accordance with Applicable Law, regardless of when their qualifying event occurs, for the duration of the period during which such individuals are eligible for such coverage, or otherwise providing alternative coverage as permitted under Applicable Law in lieu of such COBRA continuation coverage.

(d)           Nothing in this Agreement shall affect the Purchaser’s right to terminate the employment of its employees.  Nothing in this Agreement shall be construed to grant any employee of any Seller a right to continued employment by, or to receive any payment or benefits from, any Seller or Purchaser or through any Seller Benefit Plan or other benefit plan.  This Agreement shall not limit Purchaser’s or its Affiliates’ ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan.  Nothing contained in this Section 5.9, express or implied, shall constitute an amendment to any Seller Benefit Plan or other plan, create any third party beneficiary rights or inure to the benefit of or be enforceable by any employee of the Purchaser or of any Seller, or any Person representing the interest of any employees.

Section 5.10         Purchaser’s Net Worth.  At all times between the date that is five Business Days after the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Purchaser shall maintain a net worth (without giving effect to any of Purchaser’s payment or funding obligations under this Agreement or the DIP Facility) at least equal to (a) the Closing Cash Payment (calculated as of such time), plus (b) the Available Unused Commitment (as defined in the DIP Facility) of the Purchaser (calculated as of such time), plus (c) $6,000,000.  The Purchaser agrees to have, on the day on which the Contingent Payment, if any, is to be paid pursuant to Section 2.10(e)(i) or (ii), as applicable, sufficient internal funds (without giving effect to any available borrowings under revolving commitments of the Purchaser or Penn and its subsidiaries) available to pay the Contingent Payment, if any.

Section 5.11         Confidentiality.

(a)           The Purchaser shall, and shall cause its Affiliates and Representatives to, until the Closing: (i) treat and hold as confidential all (and not disclose or provide any third party access to any) Sellers’ Confidential Information, (ii) in the event that the Purchaser or any of its Affiliates or Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Sellers’ Confidential Information, provide Sellers with prompt written notice of such request or requirement (to the extent legally permissible) so that Sellers may seek a protective order or other remedy and reasonably cooperate with the Sellers and their Representatives in connection therewith and (iii) in the event that such protective order or other remedy is not obtained, (x) furnish only that portion of such Sellers’ Confidential Information that is legally required to be furnished, (y) promptly notify Sellers of the nature, scope and contents of such disclosure and (z) reasonably cooperate with Sellers to obtain assurances that confidential treatment will be accorded such Sellers’ Confidential Information; provided, that this Agreement shall not prohibit or otherwise restrict Purchaser or any of its Affiliates or Representatives (A) from disclosing any information to any Person to whom Penn Ventures, LLC was permitted to disclose information pursuant to that certain Consent granted by Fontainebleau Resorts, LLC under the Confidentiality Agreement on October 5, 2009, it being agreed that any such Person to whom Sellers’ Confidential Information is disclosed pursuant to this clause (A) shall be deemed a “Representative” of Purchaser for purposes of this Section 5.11(a) or (B) from disclosing any information that relates to environmental matters or LEED Certification to any Governmental Authority, USGBC, GBCI or any insurer.

(b)           The Sellers shall, and shall cause their Representatives to, from and after the Closing: (i) treat and hold as confidential all (and not disclose or provide any third party access to any) Purchaser’s Confidential Information, (ii) in the event that any of the Sellers or any of their Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Purchaser’s Confidential Information, provide Purchaser with prompt written notice of such request or requirement (to the extent legally permissible) so that Purchaser may seek a protective order or other remedy and reasonably cooperate with Purchaser and its Affiliates and Representatives in connection therewith and (iii) in the event that such protective order or other remedy is not obtained, (x) furnish only that portion of such Purchaser’s Confidential Information that is legally required to be furnished, (y) promptly notify Purchaser of the nature, scope and contents of such disclosure and (z) reasonably cooperate with Purchaser to obtain assurances that confidential treatment will be accorded such Purchaser’s Confidential Information.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1            Conditions for the Purchaser.  The obligations of the Purchaser to consummate the Closing are subject to the satisfaction or waiver in writing by the Purchaser, at or before the Closing, of each of the following conditions:

(a)           All of the covenants and agreements in this Agreement to be complied with or performed by the Sellers on or before the Closing Date shall have been complied with and performed in all material respects.

(b)           The representations and warranties of the Sellers (i) set forth in Sections 4.1(a), (b), (k) and (t) shall be true and correct in all respects (subject to Section 2.5(b)), (ii) set forth in Section 4.1 (other than those described in clause (i)) (x) qualified as to materiality, Material Adverse Effect or another similar qualifier shall be true and correct in all respects, and (y) those not so qualified shall be true and correct in all material respects, in the case of each of clauses (i), (ii)(x) and (ii)(y), as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(c)           No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order.

(d)           (i) All Consents required in connection with the consummation of the Transaction shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect, and (ii) (A) the Sellers shall have sent a letter to the Clark County Department of Development Services in the form of Exhibit E with such changes thereto as are reasonably satisfactory to the Purchaser and the Sellers, and (B) the Clark County Department of Development Services shall have provided the confirmations requested in such letter (or substantially similar confirmations) in form and substance reasonably satisfactory to Purchaser.

(e)           After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been stayed, stayed pending appeal or vacated and (iii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Purchaser, authorizing the matters referred to in Section 3.3.

(f)            None of the Purchaser or any of its Affiliates shall have been named as a defendant or third-party defendant in any proceeding in any of the Seller Chapter 11 Cases or any ancillary or adversary proceedings related thereto (any of the foregoing, the “Fontainebleau Litigation”) or in any action or proceeding based upon the same set of facts or alleging similar claims as set forth in any Fontainebleau Litigation, other than (i) in an action against the Purchaser or such Affiliate based upon a breach by such Person of its obligations under the DIP Facility or this Agreement, (ii) as a result of the acquisition by Purchaser or such Affiliate of revolving commitments under the Existing Credit Facility or (iii) as a result of any agreement entered into by the Purchaser or such Affiliate with any Affiliate of a Seller (other than the Sellers).

(g)           (i) There shall not have occurred any Specified DIP Event of Default, (ii) a Remedies Exercise Notice shall not have been delivered, provided, that for purposes of this clause (ii), a Remedies Exercise Notice will be deemed not to have been delivered if, following such delivery, the Sellers repay all of the Obligations and terminate all Commitments in connection with the entry into a Replacement DIP Facility and (iii) the DIP Facility Lenders shall not have acquired all or a material part of the Purchased Assets as a result of the exercise of remedies under the DIP Facility (it being specified, for the avoidance of doubt, that such acquisition may only occur in accordance with the last proviso to paragraph 16 of the DIP Order).

(h)           The Sellers shall have assumed and assigned to Purchaser the Assumed Contracts and Assumed Leases, in each case pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to Purchaser’s provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code.

(i)            All Consents required for the assignment of each of the Specified Contracts to Purchaser or its designee at the Closing without any material modification in the terms of any such Specified Contract shall have been obtained and shall be in full force and effect.

(j)            If a Remediation Dispute Notice has been delivered in accordance with Section 2.5, the Sellers and the Remediation Escrow Agent shall have executed and delivered the Remediation Escrow Agreement.

(k)           The deliveries described in Section 7.2 shall have been made.

Section 6.2            Conditions for the Sellers.  The obligations of the Sellers to consummate the Closing are subject to the satisfaction or waiver in writing by the Sellers, at or before the Closing, of each of the following conditions:

(a)           All of the covenants and agreements in this Agreement to be complied with or performed by the Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.

(b)           The representations and warranties of the Purchaser set forth in Section 4.2 qualified as to materiality or another similar qualifier shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(c)           No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law (including any Order) which is in effect and has the effect of making the Transaction illegal or otherwise restraining or prohibiting consummation of the Transaction and which is not satisfied or resolved or preempted by the Sale Order.

(d)           After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been stayed, stayed pending appeal or vacated and (iii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Purchaser, authorizing the matters referred to in Section 3.3.

(e)           The DIP Closing Date shall have occurred and the Purchaser shall have theretofore complied fully with its funding obligations under the DIP Facility in accordance with its terms.

(f)            If a Remediation Dispute Notice has been delivered in accordance with Section 2.5, the Purchaser and the Remediation Escrow Agent shall have executed and delivered the Remediation Escrow Agreement.

(g)           The deliveries described in Section 7.3 shall have been made.

ARTICLE VII
CLOSING

Section 7.1            Closing Arrangements.  The consummation of the Transaction (the “Closing”) shall take place at 10:00 a.m. on the third Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, or at such other time or place as may be mutually agreed to by the Parties.

Section 7.2            Sellers’ Deliveries.  At or before the Closing, the Sellers shall deliver or cause to be delivered the following items and documents to the Purchaser, with each such document to be effective as of the Closing:

(a)           a certificate executed on behalf of each of the Sellers representing and certifying that the conditions set forth in Section 6.1 have been fulfilled;

(b)           evidence that each Seller has obtained the approval of its Board of Directors, Board of Managers or managing member, as applicable, and its equityholders in respect of the transactions contemplated by this Agreement, in each case to the extent such approval is required;

(c)           a Deed for the Owned Real Property in favor of the Purchaser, duly executed by Resort;

(d)           an assignment and assumption of the Retail Master Lease and the Retail Leaseback to and by the Purchaser, duly executed by Retail (unless the Sellers make the Section 2.2(b) Election);

(e)           a bill of sale to transfer the Purchased Assets to the Purchaser (or its permitted assign(s)) free and clear of all Encumbrances, other than Permitted Encumbrances, or evidence of such transfer on the public records, duly executed by the Sellers;

(f)            an assignment of intangible property to transfer the Purchased Assets which are intangible property to the Purchaser (or its permitted assign(s)) free and clear of all Encumbrances, other than Permitted Encumbrances, duly executed by the Sellers;

(g)           an assignment of each of the transferable Permits in favor of the Purchaser or its designee, duly executed by the Sellers, together with any other additional documents or instruments required to effect, record or consummate such transfer of each such Permit;

(h)           the Assignment and Assumption Agreement, duly executed by the Sellers;

(i)            a certificate of non-foreign status, substantially in the form of the sample certification contained in Treasury Regulation Section 1.1445-2(b)(2)(iv), duly executed by each Seller (or if a Seller is a “disregarded entity” for U.S. federal income tax purposes, by the Person that is treated as the owner of such Seller for U.S. federal income tax purposes);

(j)            such notices as the Purchaser may reasonably require be given to the parties to the Assumed Contracts and Assumed Leases of their assignment to the Purchaser, together with directions relating to the payment of amounts under the Assumed Contracts and Assumed Leases, all executed by the Sellers in such form as the Purchaser and the Sellers may reasonably agree;

(k)           three certified copies of the Sale Order;

(l)            a direction of the Sellers as to the payment of the Closing Cash Payment pursuant to Section 2.4(b)(ii), including wire transfer instructions, and the name of the payee(s) (if other than the Sellers), which direction shall be delivered at least two Business Days before the Closing Date;

(m)          a receipt for payment of the Closing Cash Payment pursuant to Section 2.4(b)(ii);

(n)           estoppel letters or certificates from the Sellers reasonably requested by and in form and substance reasonably satisfactory to Purchaser with respect to the Assumed Contracts, Specified Contracts and Assumed Leases and consistent with Sellers’ representations and warranties in this Agreement;

(o)           a certificate of good standing of each of the Sellers; and

(p)           all other deeds, conveyances, memoranda of lease, assignments, satisfactions, releases and other documents (acknowledged and in recordable form, as appropriate) which are required or which the Purchaser has reasonably requested before the Closing to give effect to the transactions contemplated by this Agreement, including the proper transfer, assignment, conveyance and delivery of the Purchased Assets by the Sellers to the Purchaser, free and clear of all Encumbrances except the Permitted Encumbrances.

Section 7.3            Purchaser’s Deliveries.  At or before the Closing, the Purchaser shall deliver or cause to be delivered the following items and documents to the Sellers, with each such document to be effective as of the Closing:

(a)           a certificate executed on behalf of the Purchaser representing and certifying that the conditions set forth in Section 6.2 have been fulfilled;

(b)           an assignment and assumption of the Retail Master Lease and the Retail Leaseback to and by the Purchaser, duly executed by the Purchaser (unless the Sellers make the Section 2.2(b) Election);

(c)           the Assignment and Assumption Agreement, duly executed by the Purchaser;

(d)           an assignment of intangible property to transfer the Purchased Assets which are intangible property to the Purchaser (or its permitted assign(s)) free and clear of all Encumbrances, other than Permitted Encumbrances, duly executed by the Purchaser;

(e)           an assignment of each of the transferable Permits in favor of the Purchaser or its designee, duly executed by the Purchaser, together with any other additional documents or instruments required to effect, record or consummate such transfer of each such Permit;

(f)            the Closing Cash Payment pursuant to Section 2.4(b)(ii), by wire transfer of immediately available funds, to one or more bank accounts designated in the direction delivered pursuant to Section 7.2(l);

(g)           evidence that the Purchaser has obtained the approval of its Board of Directors (or similar governing body) and of its equityholders in respect of the transactions contemplated by this Agreement, in each case to the extent such approval required;

(h)           a letter from Purchaser, in its capacity as “Administrative Agent” (as defined in the DIP Facility), confirming that the Sellers have been released from the Obligations as contemplated by Section 2.4(b)(iii); and

(i)            all other documents which are required or which the Sellers have reasonably requested before the Closing to give effect to the transactions contemplated by this Agreement, including the proper assumption of the Assumed Liabilities by the Purchaser.

Section 7.4            Tax Matters.

(a)           (i) Solely to the extent not exempt in accordance with Section 1146 of the Bankruptcy Code, the Purchaser shall pay and shall be responsible for all state and local Transfer Taxes, if any, occasioned by the conveyance of the Real Property and the Purchased Assets from the Sellers to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser, including those payable in connection with the recording of the Deed, as well as any notarial fees incurred in connection therewith; provided, however, that the Parties shall reasonably cooperate in availing themselves of any available exemptions from any such Transfer Taxes, including a request that the Sellers’ sale of the Purchased Assets be exempted from Transfer Taxes pursuant to Section 1146 of the Bankruptcy Code and (ii) the Purchaser shall pay and shall be responsible for all other costs, fees and expenses associated with the recordings of the Deeds (the Transfer Taxes, notarial fees and other costs, fees and expenses described in this sentence, “Transfer Costs”).  The Party responsible under Applicable Law shall be responsible for the preparation and filing of all Tax Returns relating to Transfer Taxes.

(b)           Within 90 days following the  Final Remediation Determination Date, the Purchaser shall provide the Sellers with a proposed allocation of the Closing-Related Consideration and the Assumed Liabilities among the Purchased Assets for Tax purposes.  If the Sellers do not deliver a written notice disagreeing with Purchaser’s proposed allocation within 30 days following Sellers’ receipt thereof, the proposed allocation shall be final and binding on the Sellers and the Purchaser for all purposes of this Agreement.  If the Sellers deliver a written notice disagreeing with the Purchaser’s proposed allocation within 30 days following Sellers’ receipt thereof, the Parties shall use commercially reasonable efforts to resolve such dispute within thirty days following the date of the dispute notice.  If Sellers and Purchaser are unable to resolve such dispute within such 30-day period, they shall refer such dispute to an independent accounting firm or appraisal firm jointly selected by the Parties, whose determination shall be final and binding on Sellers and Purchaser for all purposes of this Agreement.  The Sellers shall pay and shall be responsible for all of the costs, fees and expenses of such independent accounting firm or appraisal firm.  The final allocation of the Closing-Related Consideration and the Assumed Liabilities among the Purchased Assets for Tax purposes, determined in accordance with this Section 7.4(b), shall be set forth on a written schedule (the “Allocation Schedule”).  The allocation of the Contingent Payment, if any, for Tax purposes shall be consistent with the Allocation Schedule.  The Sellers and the Purchaser agree to timely file, or to cause to be timely filed, Internal Revenue Service Form 8594 (or any comparable form under state, local, or foreign Tax law) and any required attachments thereto in accordance with the Allocation Schedule.  Except to the extent otherwise required pursuant to a “determination” within the meaning of IRC Section 1313(a) (or any comparable provision of state, local or foreign law) and resulting from an adjustment to a tax return initiated by the Internal Revenue Service (or any state, local or foreign taxing authority), neither the Sellers nor the Purchaser shall take, or shall permit any of its Affiliates to take, a Tax position (whether on a Tax Return or otherwise) that is inconsistent with the allocation reflected in the Allocation Schedule.

(c)           The Sellers shall be responsible for any Property Taxes (including any special or supplemental assessments) with respect to any Purchased Asset allocable to any taxable period or portion thereof ending prior to or on the Closing Date (the “Pre-Closing Tax Period”) (without regard to when such Taxes are assessed or payable).  The Purchaser shall be responsible for any Property Taxes (including any special or supplemental assessments) with respect to any Purchased Asset for Tax periods beginning after the Closing Date (without regard to when such Taxes are assessed or payable).  In either case, the amount of Property Tax allocable to a Pre-Closing Tax Period of a taxable period that commences prior to and includes (but does not end on) the Closing Date (a “Straddle Period”) shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period preceding and including the Closing Date and the denominator of which is the number of days in the Straddle Period.  If, following the Closing, one Party remits to the appropriate Governmental Authority payment for Property Taxes which are subject to this Section 7.4(c) and such payment includes the other Party’s share of such Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Taxes upon written notice from such paying Party; provided, that Purchaser shall not be required to make any payment with respect to prepaid Property Taxes described in Section 2.1(e)(ii).  Any refund of Property Taxes which are subject to this Section 7.4(c) shall be allocated between the Sellers and the Purchaser in a manner consistent with the foregoing.

(d)           The Purchaser and the Sellers shall use commercially reasonable efforts to furnish or to cause to be furnished to each other, as promptly as reasonably practicable, such information in their possession and assistance relating to the Project, the Purchased Assets and the Assumed Liabilities (other than the Excluded Books and Records) as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, or in connection with any Tax audit or other Tax proceeding.  The Sellers shall either (i) retain in their possession all Tax Returns and Tax records relating to the Purchased Assets and the Assumed Liabilities until the relevant statute of limitations has expired or, with respect to any then pending Tax audit or judicial or administrative proceeding until final resolution thereof (taking into account any extensions thereof), after which time the Sellers may dispose of such materials; provided that prior to such disposition the Sellers shall give the Purchaser a reasonable opportunity to take possession of such materials or (ii) provide such materials to the Purchaser.

ARTICLE VIII
TERMINATION OF AGREEMENT

Section 8.1            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Sellers and the Purchaser;

(b)           by the Purchaser, if the Closing has not occurred on or prior to February 9, 2010 (the “Outside Date”); provided, that if, on February 9, 2010, all of the conditions set forth in Section 6.1 other than the condition set forth in Section 6.1(g)(ii) shall have been satisfied, the “Outside Date” shall be the later of (i) February 9, 2010 and (ii) the date that is 10 days after the Remedies Exercise Date;

(c)           by the Purchaser, subject to Section 2.5(b), in the event of any inaccuracy in any of the Sellers’ representations or warranties contained in this Agreement or any other Transaction Document or any breach of any of the Sellers’ covenants or agreements contained in this Agreement or any other Transaction Document which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.1, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within the earlier of (x) thirty (30) calendar days after written notice thereof and (y) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement under this Section 8.1(c) at a time when the Sellers have (or would have after the passage of time) the right to terminate this Agreement under Section 8.1(d);

(d)           by the Sellers, in the event of any inaccuracy in any of the Purchaser’s representations or warranties contained in this Agreement or any other Transaction Document or any breach of any of the Purchaser’s covenants or agreements contained in this Agreement or any other Transaction Document which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.2, and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within the earlier of (x) thirty (30) calendar days after written notice thereof and (y) the Outside Date; provided, that the Sellers shall not have the right to terminate this Agreement under this Section 8.1(d) at a time when the Purchaser has (or would have after the passage of time) the right to terminate this Agreement under Section 8.1(c);

(e)           by either the Sellers or the Purchaser, if the Bankruptcy Court approves a Competing Transaction;

(f)            by the Purchaser, if the Sellers shall fail to file the Sale Procedures Motion within two Business Days of the date of this Agreement;

(g)           by the Purchaser, if (i) the Bankruptcy Court shall fail to enter the Sale Procedures Order on or before the seventh Business Day following the filing of the Sales Procedures Motion or (ii) an order of any court shall be entered in any of the Seller Chapter 11 Cases of the Resort Sellers (A) staying for a period in excess of 10 days, vacating or reversing the Sale Procedures Order or (B) amending, supplementing or otherwise modifying the Sale Procedures Order in a manner that results in the Sale Procedures Order no longer being substantially in the form set forth in Exhibit B hereto;

(h)           by the Purchaser, if (i) the Seller Chapter 11 Cases of the Retail Sellers shall not have been commenced on or before the seventh Business Day following the DIP Closing Date, (ii) the Bankruptcy Court shall fail to enter an order substantially in the form of the Sale Procedures Order in the Seller Chapter 11 Cases of the Retail Sellers on or before the seventh Business Day following the DIP Closing Date (the “Retail Sale Procedures Order”) or (iii) an order of any court shall be entered in any of the Seller Chapter 11 Cases of the Retail Sellers (A) staying for a period in excess of 10 days, vacating or reversing the Retail Sale Procedures Order or (B) amending, supplementing or otherwise modifying the Retail Sale Procedures Order in a manner that results in the Retail Sale Procedures Order no longer being substantially in the form of the Sale Procedures Order;

(i)            by the Purchaser, if the Bankruptcy Court shall fail to enter the “Interim DIP Order” (as defined in the DIP Facility) on the same day as it enters the Sale Procedures Order;

(j)            by the Purchaser, if the Bankruptcy Court shall fail to enter the Sale Order on or before January 29, 2010 or shall have stated unconditionally that it will not enter the Sale Order;

(k)           by the Purchaser, if (i) any Specified DIP Event of Default shall occur or (ii) the DIP Facility Lenders acquire all or a material part of the Purchased Assets as a result of the exercise of remedies under the DIP Facility (it being specified, for the avoidance of doubt, that such acquisition may only occur in accordance with the last proviso to paragraph 16 of the DIP Order); or

(l)            by either the Sellers or the Purchaser, if a Governmental Authority of competent jurisdiction shall have issued a final, non-appealable Order or taken any other final, non-appealable action, in each case, having the effect of permanently making the Transaction illegal or otherwise permanently restraining or prohibiting consummation of the Transaction.

Section 8.2            Effect of Termination.  In the event of any termination of this Agreement pursuant to a right of termination under Section 8.1, this Agreement (other than the provisions set forth in Section 5.8, this Section 8.2, Section 8.3 and Article IX) shall forthwith become null and void and be deemed of no further force and effect, and the transactions contemplated hereunder shall be abandoned, it being agreed that such termination shall not relieve any Party hereto from liability for any breach of this Agreement prior to such termination.

Section 8.3            Break-Up Fee.

(a)           In the event that (x) the condition set forth in Section 6.2(e) has been satisfied or waived and (y) this Agreement is terminated under (i) Section 8.1(b) or (l), provided, that a breach by the Purchaser of any term or provision of this Agreement or the DIP Facility was not a material cause of or a material contributing factor to the event giving rise to the right of termination thereunder, provided, further, in the case of a termination under Section 8.1(b), that the failure of the Closing to have occurred on or prior to the Outside Date did not result solely from the failure of the condition set forth in Section 6.1(d)(ii)(B) to be satisfied, (ii) Section 8.1(c), provided, that such termination is not based on an inaccuracy in the representations and warranties set forth in Section 4.1(t) arising from a Material Adverse Effect described in clause (z)(2) of the second sentence of the definition thereof or (iii) Section 8.1(e), (f), (g), (h), (i), (j) or (k), the Sellers shall pay the Break-Up Fee to the Purchaser not later than three Business Days following such termination.

(b)           The Sellers’ obligation to make any payment on account of the Break-Up Fee shall have super-priority administrative expense status, senior to all other administrative expense claims (other than Sellers’ obligations pursuant to the DIP Facility and the DIP Order, which obligations shall be pari passu with the Sellers’ obligation to pay the Break-Up Fee), under Section 364(c)(1) of the Bankruptcy Code, until such payment is made.

ARTICLE IX
MISCELLANEOUS

Section 9.1            Survival.  The representations and warranties of the Parties in this Agreement shall not survive the Closing.  Any Liability for breach of the representations and warranties contained in this Agreement, or for the breach of any covenant contained in this Agreement to the extent such breach occurs prior to (and not at or after) the Closing, shall terminate absolutely and be deemed fully waived, released and forever discharged as of the Closing, if the Closing occurs.

Section 9.2            No Recording.  The Sellers acknowledge and agree that they shall not record, or cause to be recorded, this Agreement, or any part thereof, or any instrument, agreement or other document evidencing this Agreement, against title to the Real Property (or any part thereof) unless so instructed by the Purchaser, provided the Purchaser shall pay all costs and expenses in connection therewith.

Section 9.3            Relationship of the Parties.  Nothing in this Agreement shall be construed so as to make the Purchaser a partner of any Seller and nothing in this Agreement shall be construed so as to make the Purchaser an owner of any Real Property for any purpose until the Closing.

Section 9.4            Amendment of Agreement.  This Agreement may not be supplemented, modified or amended except by a written agreement executed by each Party.

Section 9.5            Notices.  Any Notice shall be in writing and shall be deemed to have been duly given or made when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other addresses as may be furnished hereafter by notice, in writing, to the other Party on at least three Business Days’ prior notice, to the following Parties:

(a)           If to the Purchaser, to:

Nevada Gaming Ventures, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania  19610

Attention:  President

Telecopy:  (610) 373-4710

with a copy (which shall not constitute notice) given in like manner to:

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania  19610

Attention:  General Counsel

Telecopy:  (610) 373-4710

with a copy (which shall not constitute notice) given in like manner to:

Wachtell, Lipton, Rosen & Katz

New York, New York  10019

Attention:  Richard G. Mason, Esq.

Victor Goldfeld, Esq.

Telecopy:  (212) 403-1000

and

Stutman Treister & Glatt P.C.

1901 Avenue of the Stars, 12th Floor

Los Angeles, California  90067

Attention:  Eve H. Karasik, counsel to the Examiner

Telecopy:  310-228-5788

(b)           If to the Sellers, to:

Fontainebleau Las Vegas Holdings, LLC

19950 West Country Club Drive

Aventura, Florida  33180

Attention:  Howard C. Karawan, Chief Restructuring Officer

Telecopy:  (305) 682-4141

with a copy (which shall not constitute notice) given in like manner to:

Bilzin Sumberg Baena Price & Axelrod LLP

200 South Biscayne Boulevard, Suite 2500

Miami, Florida  33131

Attention:  Scott L. Baena

Telecopy:  (305) 351-2203

and

Stutman Treister & Glatt P.C.

1901 Avenue of the Stars, 12th Floor

Los Angeles, California  90067

Attention:  Eve H. Karasik, counsel to the Examiner

Telecopy:  310-228-5788

Any Notice which is delivered by mail or is sent by telecopy to the proper Party at the proper address or telecopy number shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that, in the case of a Notice sent by telecopy, it shall not be deemed to have been sent unless there has been confirmation of transmission.

Section 9.6            Fees and Expenses.  If any Party hereto brings an action against any other Party hereto based upon a breach by such other Party hereto of this Agreement, the prevailing Party shall be entitled to reimbursement of all reasonable costs, fees and expenses incurred in connection with such action, including reasonable costs, fees and expenses of counsel, from the non-prevailing Party.  The Parties agree that, except as otherwise expressly provided in this Agreement, each Party shall bear and pay all costs, fees and expenses that it incurs, or which may be incurred on its behalf, in connection with this Agreement and the transactions contemplated by this Agreement.

Section 9.7            Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  By its execution and delivery of this

Agreement, each of the Parties hereto irrevocably and unconditionally agrees that any action, suit or proceeding between any of the Sellers, on the one hand, and the Purchaser, on the other hand, with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court for that purpose only, and, by execution and delivery of this Agreement, each hereby irrevocably accepts and submits itself to the jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  In the event any such action, suit or proceeding is commenced, the Parties hereby agree and consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the Party at the address of such Party set forth in Section 9.5 hereof, unless another address has been designated by such Party in a notice given to the other Parties in accordance with the provisions of Section 9.5 hereof.

Section 9.8            Further Assurances.  Subject to the other provisions of this Agreement, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do or cause to be done all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Agreement and to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, at the sole cost and expense of the requesting Party, provided that this Section 9.8 shall not require any Party to take any action that is commercially unreasonable or that would result in any Liability of such Party or any of its Affiliates.

Section 9.9            Entire Agreement.  This Agreement, the other Transaction Documents and the DIP Facility constitute the full and entire agreement between the Parties hereto pertaining to the transactions contemplated by this Agreement and by the Transaction Documents and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any Party.

Section 9.10         Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.  All waivers hereunder must be in writing to be effective.

Section 9.11         Assignment.  None of the Sellers or the Purchaser may assign or otherwise transfer their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other Parties; provided, that Purchaser may, without the consent of any Seller, assign or transfer any or all of its rights and/or obligations hereunder to one or more of its Affiliates (in any or all of which cases described in this proviso Purchaser nonetheless shall remain liable for the performance of all of Purchaser’s obligations hereunder to the extent not performed by the assignee).  Purchaser shall give prompt written notice to Sellers of any such assignment.  Any assignment or other transfer not permitted under this Section 9.11 shall be null and void ab initio.

Section 9.12         Successors and Assigns.  Subject to Section 9.11, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including, in the case of any Seller, (a) any trust created upon the consummation of a plan of reorganization in such Seller’s Seller Chapter 11 Case, (b) a liquidating or litigation trustee appointed in such Seller’s Seller Chapter 11 Case or (c) a plan administrator appointed in such Seller’s Seller Chapter 11 Case.

Section 9.13         No Third Party Beneficiaries.  Nothing in this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.

Section 9.14         Severability of Provisions.  Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Agreement is affected by the operation of this sentence in any manner materially adverse to any Party.  Upon any such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

Section 9.15         Specific Performance.

(a)           Purchaser acknowledges that Sellers would be damaged irreparably in the event that the terms of this Agreement are not performed by Purchaser in accordance with its specific terms or otherwise breached or Purchaser fails to consummate the Closing and that, in addition to any other remedy that Sellers may have under law or equity, Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Purchaser.

(b)           Sellers acknowledge that Purchaser would be damaged irreparably in the event that the terms of this Agreement are not performed by Sellers in accordance with its specific terms or otherwise breached or Sellers fail to consummate the Closing and that, in addition to any other remedy that Purchaser may have under law or equity, Purchaser shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers.

Section 9.16         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.17         Payments to Sellers.  Notwithstanding anything in this Agreement to the contrary, any payment required to be made by the Purchaser (or from the Remediation Escrow Fund) to any Seller pursuant to this Agreement shall, if so directed by the Bankruptcy Court, be deposited into an escrow account for the benefit of the estates of all of the Sellers in lieu of being paid to such Seller.

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

SELLERS:		PURCHASER:

FONTAINEBLEAU LAS VEGAS HOLDINGS, LLC		NEVADA GAMING VENTURES, INC.

By:	Howard C. Karawan	By:	Robert S. Ippolito
Name: Howard C. Karawan		Name: Robert S. Ippolito
Title: Authorized Person		Title: Secretary / Treasurer

FONTAINEBLEAU LAS VEGAS, LLC

By:	Howard C. Karawan
Name: Howard C. Karawan
Title: Authorized Person

FONTAINEBLEAU LAS VEGAS CAPITAL CORP.

By:	Howard C. Karawan
Name: Howard C. Karawan
Title: Authorized Person

FONTAINEBLEAU LAS VEGAS RETAIL PARENT, LLC

By:	Howard C. Karawan
Name: Howard C. Karawan
Title: Authorized Person

FONTAINEBLEAU LAS VEGAS RETAIL MEZZANINE, LLC

By:	Howard C. Karawan
Name: Howard C. Karawan
Title: Authorized Person

FONTAINEBLEAU LAS VEGAS RETAIL, LLC

By:	Howard C. Karawan
Name: Howard C. Karawan
Title: Authorized Person

[Signature Page to Asset Purchase Agreement]